MASTER CREDIT AND SECURITY AGREEMENT

among

BOS (USA) INC.

and

TRIBECA LENDING CORP.

and

THOSE SUBSIDIARIES LISTED ON THE SIGNATURE PAGE HERETO

Dated as of March 24, 2006

Master Credit and Security Agreement

This Master Credit and Security Agreement (the "Agreement") is entered into as of March 24, 2006, among TRIBECA LENDING CORP., a New York corporation ("Company"), having its principal office at Six Harrison Street, New York, New York 10013, and BOS (USA) INC., a Delaware corporation ("Bank"), and those Subsidiaries of Company listed on the signature page to this Agreement.

WHEREAS, Company has entered into a certain Warehousing Credit and Security Agreement with Sky Bank, an Ohio banking corporation ("Sky Bank"), originally dated as of September 30, 2003, and amended and restated as of October 18, 2005 (as so amended, and as the same may from time to time be further amended, restated or otherwise modified, the "Warehouse Line of Credit Agreement") pursuant to which Sky Bank has granted a warehouse line of credit to Company for the purpose of financing Company's origination of first lien residential mortgage loans;

WHEREAS, Sky Bank, Company and certain Subsidiaries of Company (each a "Sky Bank Subsidiary Borrower" and collectively, the "Sky Bank Subsidiary Borrowers") have entered into a certain Master Credit and Security Agreement, dated as of February 28, 2006, to finance from time to time the assignment and sale of certain Mortgage Loans, originally financed by Company under the Warehouse Line of Credit Agreement, from Company to such Sky Bank Subsidiary Borrowers, and in connection therewith the applicable Sky Bank Subsidiary Borrower shall issue one or more promissory notes payable to the order of Sky Bank to evidence the applicable loan (each a "Sky Bank Subsidiary Loan" and collectively, the "Sky Bank Subsidiary Loans");

WHEREAS, Company and the Sky Bank Subsidiary Borrowers party hereto have requested that Bank extend credit to them to consolidate and refinance the Sky Bank Subsidiary Loans set forth on Schedule I attached hereto; and

WHEREAS, Company has requested, and Bank is willing, to consolidate and refinance the Sky Bank Subsidiary Loans set forth on Schedule I attached hereto, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS

Section 1.1.  Defined Terms. Capitalized terms defined below or elsewhere in this Agreement (including the Exhibits hereto) shall have the following meanings:

"Account Control Agreement" means that certain Deposit Account Control Agreement, dated as of even date herewith, among Company, Servicer, each Company Subsidiary and Bank , as the same may from time to time be amended, restated or otherwise modified.

"Administrative Services Agreement" has the meaning set forth in Section 10.1 hereof.

"Administrative Servicing Fee" means the amount(s) to be agreed to be paid to Franklin Credit as compensation for the administrative services it provides, in connection with the Pledged Mortgage Loans, pursuant to the Administrative Services Agreement, which amount(s) shall be described in the Administrative Services Agreement.

"Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

"Aggregate Pool Value" means, as of any date of determination, the sum of the Pool Values of each Mortgage Pool as of said date.

"Agreement" means this Master Credit and Security Agreement, as amended, restated or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.

"Alternate Base Rate" shall mean, the one (1) month London Interbank Offered Rate (LIBOR) as published in the "MONEY RATES" column of The Wall Street Journal. The interest rate shall be adjusted on the first day of each month based upon the Alternate Base Rate then in effect, or if the first day of the month is not a Business Day, then based upon the Alternate Base Rate in effect on the first Business Day of such month. It is understood and agreed that the Alternate Base Rate is a reference rate only and does not necessarily represent the lowest or best rate actually charged to any customer.

"Bank" has the meaning set forth in the first paragraph of this Agreement.

"BoS Account" means the account designated the "Tribeca-BOS Collateral Account" established by the Servicer for the benefit of Bank, and any replacement thereof agreed to by Bank.

"BoS Portfolio Deficiency Reimbursement Amount" means an amount equal to (i) the aggregate amount of all transfers made from the Sky Account to the BOS Account pursuant to Section 2.5(a)(iv) of the Sky Bank Master Agreement, less (ii) the aggregate amount of all transfers made from the BOS Account to the Sky Account pursuant to Section 2.5(a)(iii) of this Agreement.

"BoS Portfolio Deficiency Reimbursement Obligation" refers to the obligation of the Servicer, on behalf of Company and the Company Subsidiaries, to reimburse the Sky Account for transfers made from the Sky Account to the BOS Account pursuant to Section 2.5(a)(iv) of the Sky Bank Master Agreement.

"Business Day" means any day (excluding Saturday, Sunday and any legal holidays) on which banks in New York, New York are generally open for the conduct of their commercial banking business.

"Collateral" has the meaning set forth in Section 3 hereof.

"Collateral Documents" means all Mortgage Loan Documents pertaining to any Pledged Mortgage Loan, and any endorsements and assignments of such Mortgage Loan Documents from Company to the applicable Company Subsidiary or from any other Company Subsidiary to the applicable Company Subsidiary.

"Company" has the meaning set forth in the first paragraph of this Agreement.

"Company Subsidiary" means each Subsidiary of Company which is a party to this Agreement and has received a Company Subsidiary Loan.

"Company Subsidiary Loan" means each loan made by Bank to any Company Subsidiary pursuant to this Agreement.

"Company Subsidiary Loan Request" means the current form in use by Bank as set forth in Exhibit A hereto. Bank shall have the right, on not less than thirty (30) Business Days' prior written notice to Company, to modify Exhibit A to conform to current legal requirements or Bank practices, and, as so modified, said Exhibit shall be deemed a part hereof.

"Consolidated" refers to the consolidation of accounts in accordance with GAAP.

"Corporate Advances" means all customary, reasonable and necessary "out of pocket" costs and expenses incurred in the performance by Company or any subservicer of its servicing obligations with respect to the preservation, restoration and protection of any Pledged Mortgage Loan.

"Custodial Agreement" means, (i) until the U.S. Bank Custodial Agreement has been entered into by the parties thereto, the Custodial Agreement dated as of even date herewith among Company, the Company Subsidiary, Bank and Sky Bank and (ii) thereafter, the U.S. Bank Custodial Agreement, in each case, as the same may from time to time be amended, restated or otherwise modified.

"Custodial Fees" means the amount(s) to be paid to the Custodian as compensation for the custodial services it provides, in connection with Pledged Mortgage Loans, pursuant to the Custodial Agreement, which amount(s) (including, if applicable, any portion thereof allocable to the Pledged Mortgage Loans) shall be described in the Custodial Agreement.

"Custodian" means the organization holding Mortgage Loan Documents on behalf of Bank under the Custodial Agreement.

"Debt" means, with respect to any Person, at any date (a) all indebtedness or other obligations of such Person which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet of such Person at such date; (b) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services; (c) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, to pay or advance money or property as guarantor, endorser, or otherwise (except as endorser of negotiable instruments for collection in the ordinary course of business), or which such Person has agreed to purchase or otherwise acquire; and (d) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned or being purchased by such Person (even though such Person has not assumed or otherwise become liable for the payment of such indebtedness).

"Default" means the occurrence of any event or existence of any condition which, but for the giving of notice, the lapse of time, or both, would constitute an Event of Default.

"Escrow Reserves" With respect to any Pledged Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the mortgagor with the mortgagee pursuant to the applicable Mortgage or other Mortgage Loan Document.

"Event of Default" means any of the conditions or events set forth in Section 8.1 hereof.

"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

"FHA" means The Federal Housing Administration of the United States Department of Housing and Urban Development and any successor thereto.

"FHLMC" means The Federal Home Loan Mortgage Corporation and any successor thereto.

"Floating Rate" has the meaning set forth in Section 2.4(a) hereof.

"FNMA" means The Federal National Mortgage Association and any successor thereto.

"Franklin Credit" means Franklin Credit Management Corporation, a Delaware corporation.

"Franklin Line of Credit" means the Master Credit and Security Agreement among Sky Bank, Franklin Credit and those subsidiaries of Franklin Credit that now or hereafter are a party thereto.

"Funding Date" means March 27, 2006.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

"GNMA" means Government National Mortgage Association or any successor thereto.

"HUD" means the United States Department of Housing and Urban Development or any successor thereto.

"Indemnified Liabilities" has the meaning set forth in Section 9.2 hereof.

"Index" has the meaning set forth in Section 2.4(a) hereof.

"Insurer" means FHA, VA or a private mortgage insurer, as applicable.

"Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of even date herewith, between Bank and Sky Bank, that has been acknowledged and consented to by Company, each Company Subsidiary and each of the Company's other subsidiaries which from time to time become party thereto. Neither Company nor any Company Subsidiary shall be bound by any amendment, restatement or modification to the Intercreditor Agreement, unless the same has been agreed to by Company.

"Internal Revenue Code" means the Internal Revenue Code of 1986, or any subsequent federal income tax law or laws, as any of the foregoing have been or may from time to time be amended.

"Investor" means a third party financially responsible institution purchasing Mortgage Loans from a Company Subsidiary pursuant to a Purchase Commitment.

"Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including without limitation any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest.

"Loan Documents" means this Agreement, each Note, each security agreement executed and delivered by any Subsidiary of Company pursuant to Section 3.7 hereof, and any other agreements, instruments or documents now or hereafter executed and delivered pursuant to or in connection with any of the foregoing.

"Lockbox" means the post office box maintained by the Servicer pursuant to the Lockbox Agreement for the receipt of payments relating to the Collateral.

"Lockbox Agreement" means that certain Agreement as to Wholesale Lockbox and Cash Management Services, dated as of even date herewith, among Bank, the Servicer, Company and each Company Subsidiary.

"Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Mortgage" means a first-lien mortgage, first-lien deed of trust, first-lien security deed or similar first-lien instrument on improved real property securing a Mortgage Loan.

"Mortgage Loan" means any loan evidenced by a Mortgage Note. A Mortgage Loan, unless otherwise expressly stated herein, means a Residential Mortgage Loan.

"Mortgage Loan Documents" means the Mortgage, Mortgage Note, credit and closing packages, disclosures, and all other files, records and documents evidencing, securing, guaranteeing or otherwise arising in connection with or relating to any Pledged Mortgage Loan, and including without limitation (to the extent applicable) those documents listed on Exhibit C.

"Mortgage Loan Principal Balance" means, as of any date of determination, the outstanding principal balance of such Mortgage Loan as calculated pursuant to the Mortgage Loan Documents.

"Mortgage Loan Value" means as of any date of determination, with respect to any Mortgage Loan, the appraised value, at the time of origination, of the mortgaged properties then comprising the security for such Mortgage Loan.

"Mortgage Note" means a note secured by a Mortgage and evidencing a Mortgage Loan.

"Mortgage Pool" means, for each Company Subsidiary party hereto, the pool of Pledged Mortgage Loans set forth on Exhibit D hereto with respect to the Company Subsidiary Loan of such Company Subsidiary.

"Net Worth" means, with respect to Company and its Subsidiaries at any date of determination, (a) Consolidated total assets of Company and its Subsidiaries at such date less (b) the sum of (i) Consolidated total liabilities of Company and its Subsidiaries at such date and (ii) the liquidation value of any redeemable preferred stock of Company and its Subsidiaries at such date, in each case as determined in accordance with GAAP.

"Note" has the meaning set forth in Section 2.3 hereof.

"Notices" has the meaning set forth in Section 11.3 hereof.

"Officer's Certificate" means a certificate executed on behalf of Company or of a Company Subsidiary by its vice president, cashier or other appropriate officer.

"Permitted Liens" means (i) Liens granted in favor of Bank and (ii) Liens granted to Sky Bank pursuant to the Sky Bank Master Agreement, provided any such Lien upon the Collateral is junior and subordinate to the Lien upon the Collateral granted to Bank.

"Person" means and includes natural persons, corporations, limited liability companies, partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust land trusts, business trusts or other organizations, whether or not legal entities, and companies, governmental agencies and political subdivisions thereof.

"Pledged Mortgage Loans" has the meaning set forth in Section 3.1(a) hereof.

"Pool Value" means, with respect to any Mortgage Pool, as of any date of determination, an amount equal to the sum of the Mortgage Loan Values of each Pledged Mortgage Loan that is included in such Mortgage Pool as of such date, reduced by applicable Administrative Servicing Fees, Custodial Fees and Corporate Advances for such Mortgage Pool.

"Post-Default Rate" means in respect of any day (a "Post-Default Day") an Event of Default has occurred and is continuing hereunder, a rate per annum on a 360 day per year basis equal to 2% per annum plus the applicable Floating Rate on such Post-Default Day.

"Predatory Loan" means (a) a "high cost mortgage" as defined in Section 152(a) of the Home Ownership and Equity Protection Act of 1994; (b) a "high cost home loan" or a "predatory loan" within the meaning of any corresponding state or local laws, including but not limited to, the Georgia Fair Lending Act, the New York State Anti-Predatory Lending Law, and the New Jersey Homeownership Security Act; (c) any loan which under any other state or local law or ordinance could result in such loan being deemed to be unenforceable or could result in the refund or recession of all principal and/or interest paid or to be paid under such loan; and (d) any loan which under a state or local law may otherwise subject the originator and/or holder of such loan to civil or criminal sanctions related to the origination, holding, servicing, and/or transfer of such loan.

"Principal Payment" means, as of any date of determination, an amount equal to any unpaid principal which is due and payable under any Note on such date.

"Purchase Commitment" means a written commitment, issued in favor of Company or of a Company Subsidiary by an Investor pursuant to which that Investor commits to purchase one or more Mortgage Loans, or any whole loan purchase agreement by and between a Company Subsidiary and the Investor, governing the terms and conditions of any such purchases.

"Redemption Amount" means with respect to any Mortgage Loan, as of any date of determination, the outstanding principal amount of such Mortgage Loan as of such date.

"Related Loan" means, with respect to each Mortgage Pool, the Company Subsidiary Loan made on the Funding Date to the Company Subsidiary to which such Mortgage Pool is attributed.

"Related Mortgage Pool" means with respect to any Company Subsidiary Loan, the Mortgage Pool acquired with the proceeds of such Company Subsidiary Loan, as set forth on Exhibit D hereto.

"Residential Mortgage Loan" means a Mortgage Loan secured by a Mortgage covering improved real property containing a one- to four-family residence.

"Restricted Payment" means any dividend, distribution, loan, advance, guaranty, extension of credit or other payment (whether in cash, securities or other property) to or for the benefit of any Person who holds an equity interest in Company or any Company Subsidiary, whether or not such interest is evidenced by a security, and any other payment, whether in cash, securities or other property, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock of Company or any Company Subsidiary, provided, however, Restricted Payments shall not include Administrative Servicing Fees payable under the Administrative Services Agreement, disbursements to Company pursuant to Section 2.5(a)(vi), or premiums, points and fees from the sale of Pledged Mortgage Loans which have been redeemed pursuant to Section 3.4.

"Servicer" means Sky Bank, in its capacity as servicer of the Lockbox and the BoS Account.

"Sky Account" means the account designated as the “Tribeca-Sky Collateral Account established by Sky Bank pursuant to the Sky Bank Master Agreement and any replacement thereof.

"Sky Bank Master Agreement" means that certain Master Credit and Security Agreement, dated as of February 28, 2006, among Sky Bank, Company and its Subsidiaries from time to time party thereto, as the same may be amended from time to time in accordance with the Intercreditor Agreement.

"Sky Bank Portfolio Deficiency Amount" means an amount equal to the amount by which (i) the total amount allocable pursuant to Section 2.5(a)(i) and Section 2.5(a)(ii) of the Sky Bank Master Agreement exceeds (ii) the amount on deposit, prior to such allocations pursuant to Section 2.5(a)(i) and Section 2.5(a)(ii) of the Sky Bank Master Agreement, in the Sky Account.

"Statement Date" has the meaning set forth in Sections 4.2(d) or 6.1(b)(ii), as applicable.

"Subsidiary" means any corporation, association or other business entity in which more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

"Success Fees" has the meaning set forth in Section 2.10.

"Underwriting Standards" means Company's Liberty Loan Underwriting Guidelines dated July 25, 2005, as attached to Exhibit B hereto.

"US Bank Custodial Agreement" means a custodial agreement to be entered into among the Company, Bank, Company Subsidiary and U.S. Bank National Association, as custodian.

"VA" means the Department of Veterans Affairs and any successor thereto.

Section 1.2.  Other Definitional Provisions.

(a)  Accounting terms not otherwise defined herein shall have the meanings given them under GAAP.

(b)  Defined terms may be used in the singular or the plural, as the context requires.

ARTICLE II

THE CREDIT

Section 2.1.  Loans.

(a)  Subject to the terms and conditions of this Agreement, including without limitation Section 2.2 below, and provided no Default has occurred and is continuing, Bank agrees, to make one or more Company Subsidiary Loans in the aggregate original principal amount of ninety eight million one hundred sixty eight thousand four hundred forty and 67/100 dollars ($98,168,440.67), on the Funding Date to the Sky Bank Subsidiary Borrower(s) set forth on Schedule I hereto; provided, however, that (w) the aggregate principal amount of each Company Subsidiary Loan shall not exceed the principal amount of indebtedness outstanding under the Sky Bank Subsidiary Loan(s) refinanced thereby, (x) the total aggregate principal amount of such Company Subsidiary Loan shall not exceed 75% of the Pool Value of the Related Mortgage Pool, and (y) the aggregate original principal amount of all Company Subsidiary Loans (after giving effect to the requested Company Subsidiary Loan) shall not exceed $100,000,000.

(b)  Company Subsidiary Loans shall be used by Company Subsidiaries solely for the consolidation and refinancing of the applicable Sky Bank Subsidiary Loan described on Schedule I hereto.

Section 2.2.  Procedures for Obtaining Company Subsidiary Loans. Each Company Subsidiary Loan is subject to Bank’s approval. Such Bank approval is subject to the Conditions Precedent set forth in Section 4.2. Before providing final approval and funding any Company Subsidiary Loan, Bank shall have a reasonable amount of time (not less than two (2) Business Days or more than four (4) Business Days) to examine and verify the Collateral Documents required to be delivered to Bank or to Custodian, as set forth in Section 4.2, and may reject such of them as do not meet the requirements of this Agreement, and/or may reduce the amount of such Company Subsidiary Loan. Bank, in all events, reserves the right to reject any Company Subsidiary Loan Request if any Pledged Mortgage Loan included in the Related Mortgage Pool does not meet the Underwriting Standards or is a Predatory Loan.

Section 2.3.  Note. Each Company Subsidiary Loan, and the corresponding Company Subsidiary's obligation to pay the principal of, and interest on such Company Subsidiary Loan, shall hereafter be evidenced by a promissory note of such Company Subsidiary, payable to the order of Bank, in substantially the form of Exhibit E attached hereto. The term "Note" or "Notes" shall mean each and all existing promissory notes evidencing Company Subsidiary Loans, and all promissory notes hereafter executed and delivered by a Company Subsidiary to evidence Company Subsidiary Loans, and shall include all extensions, renewals and modifications thereof, and all substitutions therefor.

Section 2.4.  Interest.

(a)  Subject to subsection (b) below, the unpaid principal balance of each Company Subsidiary Loan shall bear interest, payable monthly, on the first day of each month, from the date of such Company Subsidiary Loan until paid in full, at a floating per annum rate of interest (the "Floating Rate") based upon an index which will be the Federal Home Loan Bank of Cincinnati 30 day advance rate (the "Index"), plus the applicable margin in accordance with the following matrix:

Index	Bank Margin
<226	300
226 - 450	275
Greater than 450	250

The interest rate charged herein shall be adjusted monthly, effective on the first (1st) day of each month, based upon the Index in effect on the last Business Day of the then prior month. The Federal Home Loan Bank of Cincinnati 30 day advance rate shall mean the highest rate of interest as published daily by Bloomberg under the symbol FHL5LBR1. If the Index becomes unavailable during the term of this Agreement, the interest rate will be based upon such other index which has been mutually agreed to among the Company, Bank and Sky Bank, and in the event that Bank, Company and Sky Bank shall not so agree, the interest rate shall be the Alternate Base Rate. Interest will be calculated on the basis of actual days elapsed over a 360 day year (365/360 basis), and principal and interest payments will be billed monthly by the Servicer.

(b)  If an Event of Default has occurred and is continuing hereunder, Company and Company Subsidiary shall be obligated to pay to Bank interest on the outstanding principal balance of each Company Subsidiary Loan at a rate per annum equal to the Post-Default Rate until such Company Subsidiary Loan is paid in full or such Event of Default is cured or waived by Bank.

(c)  The books and records of Bank, absent manifest error, shall constitute prima facie evidence of the principal balance of each Company Subsidiary Loan and the date and amount of each payment of principal and interest and applicable interest rates and other information with respect thereto.

Section 2.5.  Payments.

(a)  The Company and each Company Subsidiary shall ensure that any and all payments on the Pledged Mortgage Loans shall be made as specified in Section 3.5, except as otherwise provided in Section 2.9. So long as no Event of Default shall have occurred and be continuing, Pledged Mortgage Loan payments deposited in the Lockbox or, except as otherwise provided in Section 2.9, otherwise received by Company or any Company Subsidiary shall be deposited into the BOS Account and shall be applied, on or about the first day of each month, by the Servicer, in the following order:

(i)  First, all amounts received in respect of each Mortgage Pool shall be applied to the following obligations in the following order:

(A)  any accrued and unpaid Escrow Reserves, Administrative Servicing Fees, Corporate Advances and Custodial Fees payable to the Custodian, if any, for such Mortgage Pool for such month, and any amount payable to the Servicer for such month pursuant to Section 3.4 of the Intercreditor Agreement, and any interest which has accrued and been credited by the Servicer to the BOS Account;

(B)  any accrued and unpaid interest and Success Fees due on the Related Loan;

(C)  any required Principal Payment due on the Related Loan; and

(D)  any prepayment of the Related Loan required pursuant to Section 2.11.

(ii)  Second, any amounts remaining after the allocations set forth in clause 2.5(a)(i) above are applied with respect to each Mortgage Pool, shall be aggregated and then applied to the following obligations in the following order, in each case to the extent not applied pursuant to clause 2.5(a)(i) above:

(A)  any then remaining accrued and unpaid Escrow Reserves, Administrative Servicing Fees Corporate Advances and Custodial Fees, if any, for such month for each Mortgage Pool, applied in the order of origination of the Related Loan (i.e. starting with the oldest Related Loan) based on their remaining entitlement pursuant to clause 2.5(a)(i)(A) above after all allocations pursuant to clause 2.5(a)(i)(A) above;

(B)  any then remaining accrued and unpaid interest due on any Company Subsidiary Loans, applied in the order of origination of Company Subsidiary Loans (i.e. starting with the oldest Company Subsidiary Loan) based on their remaining entitlement pursuant to clause 2.5(a)(i)(B) above after all allocations pursuant to clause 2.5(a)(i)(B) above;

(C)  any then remaining required Principal Payment due on any Company Subsidiary Loan, applied in the order of origination of the Company Subsidiary Loans (i.e. starting with the oldest Company Subsidiary Loan), based on their remaining entitlement pursuant to clause 2.5(a)(i)(C) above after all allocations pursuant to clause 2.5(a)(i)(C) above; and

(D)  any then remaining prepayment of any Company Subsidiary Loans required pursuant to Section 2.11, applied in the order of origination of the applicable Company Subsidiary Loans (i.e. starting with the oldest Company Subsidiary Loan), based on their remaining entitlement pursuant to clause 2.5(a)(i)(D) above after all allocations pursuant to clause 2.5(a)(i)(D) above.

(iii)  Third, after the allocations set forth in clause 2.5(a)(ii), an amount equal to the BoS Portfolio Deficiency Reimbursement Amount, if any, shall be deposited by the Servicer into the Sky Account for application toward the BoS Portfolio Deficiency Reimbursement Obligation.

(iv)  Fourth, after the allocation set forth in clause 2.5(a)(iii), an amount equal to the Sky Bank Portfolio Deficiency Amount, if any, shall be deposited by the Servicer into the Sky Account.

(v)  Fifth, any amount remaining after the allocation set forth in clause 2.5(a)(iv) above shall be applied to pay any other accrued and unpaid sums due to Bank hereunder, including, without limitation, any unpaid Success Fees then due.

(vi)  Sixth, any amount remaining after the allocation set forth in clause 2.5(a)(v) above shall be applied to pay the principal balance of Company Subsidiary Loans, applied in the order of origination of Company Subsidiary Loans (i.e. starting with the oldest Company Subsidiary Loan), provided, however, a portion of such remaining amount, as determined by Bank in its discretion, may be allocated and distributed to Company for the benefit of Company Subsidiaries.

(b)  If at any time an Event of Default has occurred and is then continuing, any funds in the BOS Account may be applied by Bank in accordance with Section 8.3.

(c)  Subject to the general order of application of funds in the BoS Account set forth in Section 2.5 above, Company or a Company Subsidiary may prepay any Company Subsidiary Loan, in whole or in part at any time and from time to time, without premium or penalty (but subject to the Success Fee), provided, however, that at the time of such prepayment Company or Company Subsidiary, as the case may be, shall pay all accrued interest on the principal so prepaid; and provided, further, however, that except as otherwise provided in Section 3.4 below, the Pledged Mortgage Loans related to such Company Subsidiary Loan shall continue to be held as Collateral and payments from the Pledged Mortgage Loans shall continue to be applied in accordance with the above toward any remaining Company Subsidiary Loans or any other sums due to Bank hereunder.

Section 2.6.  Reserved.

Section 2.7.  Method of Making Payments. Except as otherwise specifically provided herein, all payments under a Note shall be received by Bank on the date when due and shall be made in lawful money of the United States of America in immediately available funds at the office of Bank, or such other place as Bank from time to time shall designate. Whenever any payment to be made under a Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, the interest thereon shall be payable at the applicable rate during such extension. Funds received by Bank after 4:00 p.m. New York City time on a Business Day shall be deemed to have been paid on the next succeeding Business Day. On or before 12:00 p.m., New York City time on the date of each payment to Bank, Company shall provide Bank with a spread sheet, in form and detail agreed to by Bank and Company, showing the application of each payment.

Section 2.8.  Net Payments. All payments with respect to any Company Subsidiary Loan shall be made without offset or counterclaim and free from any present or future taxes, levies, imports, duties or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority hereof, other than any taxes on or measured by the net income of Bank.

Section 2.9.  Direct Payments. Any and all payments received by Company or a Company Subsidiary in connection with Collateral shall be deemed to have been delivered in trust for the benefit of Bank and, unless an Event of Default shall have occurred and be continuing, shall be promptly delivered to the Lockbox for application in accordance with Section 2.5, or if an Event of Default has occurred and is continuing, shall be delivered to Bank or as may otherwise be directed by Bank. Notwithstanding the forgoing, absent an Event of Default, premiums, points and profits received by the Company or a Company Subsidiary from the sale of Pledged Mortgage Loans pursuant to Section 3.4 may be retained by Company and/or Company Subsidiary and do not require application as provided in Section 2.5 and are not required to be delivered to the Lockbox.

Section 2.10.  Success Fees. After payoff of each Company Subsidiary Loan, Company or such Company Subsidiary shall pay to Servicer a “Success Fee” in an amount equal to fifty percent (50%) of the remaining payments which are subsequently paid under the then remaining Pledged Mortgage Loans comprising the Related Mortgage Pool for such paid off Company Subsidiary Loan, provided, however, that the amount of any Success Fees in respect of any such paid off Company Subsidiary Loan shall not exceed one-half of one percent (0.50%) of the original principal balance of such paid off Company Subsidiary Loan.

Section 2.11.  Mandatory Prepayments of Company Subsidiary Loans.

(a)  In furtherance of, and not in any way in limitation of any other obligation of Company or any Company Subsidiary set forth in this Agreement, (i) if Company or any Company Subsidiary shall fail to deliver any Collateral Documents relating to any Pledged Mortgage Loan to Bank or Custodian, as the case may be, within sixty (60) days after written notice thereof from Bank or Custodian, or (ii) if Company or any Company Subsidiary shall fail to replace any Collateral Document not compliant with the requirements of this Agreement with a corrected or completed Collateral Document compliant with such requirements, or (iii) if any legal action or complaint is filed, including, without limitation a legal action by or on behalf of a Federal, State, or County regulator or agency, or by a local municipality claiming that any Pledged Mortgage Loan is a Predatory Loan, or if there is notification by a Federal, State, or County regulator or agency, or by a local municipality that such a legal action will be imminently filed, or if there is any determination by the regulators or auditors of either Bank or Company that any Pledged Mortgage Loan is a Predatory Loan; then in each of the foregoing cases, the applicable Company Subsidiary shall prepay the Related Loan in an amount not less than Redemption Amount of the affected Pledged Mortgage Loan; provided, however, that in the case of (iii) above, such prepayment need not be made if and so long as the defect or condition causing such Pledged Mortgage Loan to be considered a Predatory Loan is curable and Company and/or Company Subsidiary takes appropriate action to cure such defect and diligently pursues such curative action to completion and/or with respect to a legal action or complaint, so long as Company or such Company Subsidiary contests, in good faith, any such legal action or claim by proper proceedings which are diligently pursued. Following receipt of any Redemption Amount pursuant to this Section 2.11(a), provided that the outstanding principal amount of the Related Loan shall not (after giving effect to such release) exceed 75% of the Pool Value of the Related Mortgage Pool, Bank shall release its security interest in and lien upon the redeemed Mortgage Loan.

(b)  In the event Sky Bank shall receive any "Redemption Amount" (as defined in the Sky Bank Master Agreement) pursuant to Section 2.11 of the Sky Bank Master Agreement, and in connection therewith shall release its security interest in and lien upon any redeemed Pledged Mortgage Loan (as defined in the Sky Bank Master Agreement), Bank shall, contemporaneously with the release by Sky Bank, release its secondary security interest in and lien thereon.

(c)  In the event of any redemption of Pledged Mortgage Loans pursuant to Section 3.4, the applicable Company Subsidiary shall prepay the principal amount of the Related Loan, contemporaneously with the consummation of such redemption, in an amount not less than the sum of the Redemption Amounts of the Pledged Mortgage Loans so redeemed.

ARTICLE III

COLLATERAL

Section 3.1.  Assignments and Grants of Security Interest by Company and Company Subsidiary. As security for (i) the payment of the Note made by it and the performance of all of such Company Subsidiary's obligations under this Agreement, (ii) the obligations of any other Company Subsidiary, under that other Company Subsidiary's Note and under this Agreement,  and (iii) all other now existing or hereafter arising obligations of Company to Bank under this Agreement, Company does hereby, and each Company Subsidiary does hereby, grant and convey to Bank a security interest in all rights, titles and interests of Company and Company Subsidiary, respectively, in and to the following described property (collectively, the "Collateral"):

(a)  All Mortgage Loans, including without limitation, all Mortgage Notes and Mortgages evidencing or securing such Mortgage Loans and all other related Mortgage Loan Documents which from time to time are delivered, or caused to be delivered, or which heretofore have been delivered to Bank (including delivery to a third party on behalf of Bank) pursuant hereto or in respect of which a Company Subsidiary Loan has been made by Bank or which is hereafter made by Bank hereunder (the "Pledged Mortgage Loans"); each Company Subsidiary obtaining a Company Subsidiary Loan shall deliver a schedule, in form and detail acceptable to Bank, of the Mortgage Pool purchased from the proceeds of such Company Subsidiary Loan and pledged hereunder, which schedule shall be attached hereto as Exhibit D, which Exhibit D shall be deemed to be a part of this Agreement.

(b)  All mortgage insurance and all commitments issued by Insurers to insure or guarantee any Pledged Mortgage Loans; and all personal property, contract rights, servicing and servicing fees and income, accounts and general intangibles of whatsoever kind relating to the Pledged Mortgage Loans, said Insurer commitments and the Purchase Commitments, and all other documents or instruments delivered to Bank in respect of the Pledged Mortgage Loans, including, without limitation, the right to receive all insurance proceeds and condemnation awards which may be payable in respect of the premises encumbered by any Pledged Mortgage Loan;

(c)  All right, title and interest of Company and/or Company Subsidiary in and to all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records, information and data of Company and/or Company Subsidiary relating to the Pledged Mortgage Loans;

(d)  All property of Company and/or Company Subsidiary, in any form or capacity now or at any time hereafter in the possession or direct or indirect control of Bank relating to Pledged Mortgage Loans (including possession by a parent company, affiliate or subsidiary of Bank) or any third party on behalf of Bank relating to the Pledged Mortgage Loans;

(e)  The Company and Company Subsidiary's rights (but not any obligations or liabilities of Company or Company Subsidiary) under all Purchase Commitments now held or hereafter acquired by Company and/or Company Subsidiary covering Pledged Mortgage Loans and all proceeds resulting from the sale of Pledged Mortgage Loans to Investors pursuant thereto;

(f)  All rights (but not any obligations or liabilities) of Company and of Company Subsidiary under the Administrative Services Agreement;

(g)  All rights (but not any obligations or liabilities) of Company and Company Subsidiary under any purchase agreement or other sale or assignment agreement pursuant to which any Pledged Mortgage Loans were sold, assigned or otherwise transferred by Company to such Company Subsidiary;

(h)  All rights, title and interest in and to the BoS Account and the Lockbox; and

(i)  All replacements, products and proceeds of any and all of the foregoing (provided, however, premiums or profits made on the sale of Pledged Mortgage Loans which have been redeemed pursuant to Section 3.4 hereof shall be kept by Company).

Without limiting the foregoing, it is the express intention of Company, and of each Company Subsidiary, that the security interest granted above is and shall be a continuing security interest covering all now present (or then present), and all future obligations of Company to Bank hereunder or arising hereunder; and all now present (or then present), and all future obligations of each and every Company Subsidiary to Bank hereunder or arising hereunder, and that the security interests granted herein by Company and each Company Subsidiary shall remain in effect until all indebtedness secured hereby has been paid in full.

Upon the request of Bank, Company and Company Subsidiaries shall execute any further document or instrument reasonably requested by Bank to further evidence or effectuate the assignments and security interests set forth in this Section. Furthermore, Company and Company Subsidiaries (a) hereby authorize Bank to sign (if required) and file financing statements at any time with respect to any of the Collateral, without such financing statements being executed by, or on behalf of, Company or Company Subsidiaries, (b) shall, at any time on request of Bank, execute or cause to be executed financing statements in respect of any Collateral and (c) shall reasonably cooperate to provide any information reasonably required by Bank in connection with the filing of financing statements with respect to the Collateral. The Company and Company Subsidiaries agree to pay all filing fees, including fees for filing amendments and continuation statements in connection with such financing statements, and to reimburse Bank for all costs incurred in connection therewith.

Section 3.2.  Reserved.

Section 3.3.  Reserved.

Section 3.4.  Sale to Investor or Syndication Transaction. Provided no Default or Event of Default has occurred and is continuing, Company and/or Company Subsidiary may redeem Pledged Mortgage Loans from the security interest created under this Agreement by selling the same to an Investor provided that Bank shall have determined that (i) the aggregate principal amount of Company Subsidiary Loans outstanding hereunder will be less than seventy-five percent (75%) of the Aggregate Pool Value (after giving effect to such redemption), (ii) that the projected cash flow of any affected Mortgage Pool (after giving effect to such redemption) will adequately service the Related Loan, (iii) the sum of the Redemption Amounts of the Pledged Mortgage Loans shall not exceed ten percent (10%) of aggregate total principal amount of all Mortgage Loans sold to such Investor contemporaneously with such redemption; and provided, further, in any event, Pledged Mortgage Loans shall only be redeemed from a Mortgage Pool which has been mutually agreed to by Bank and Company. Each Company Subsidiary shall provide Bank with not less than five (5) Business Days advance written notice of any proposed redemption. In the event Bank shall approve such redemption, such redemption shall be effected by paying or causing Investor to pay to the BoS Account in cash the Redemption Amount for such redeemed Pledged Mortgage Loans, for application in accordance with Section 2.5 hereof.

Section 3.5.  Collection and Servicing Rights. Unless written notice to the contrary is provided from Bank to Company after the occurrence of an Event of Default or unless the Servicer shall otherwise resign or be removed in accordance with the terms of the Lockbox Agreement, the Servicer shall at all times while this Agreement is in effect be responsible for receiving, collecting, processing and distributing, in accordance with the terms and provisions of the Lockbox Agreement, sums payable to any Company Subsidiary in respect of the Collateral.  Unless an Event of Default shall have occurred and be continuing, subject to Section 2.9, all such sums shall be sent to the Lockbox for deposit into the BoS Account. All amounts payable to such Company Subsidiary for the purchase by any Investor under a Purchase Commitment of any Pledged Mortgage Loans shall also be deposited into the BoS Account. The Company Subsidiary shall instruct each Pledged Mortgage Loan obligor to direct all payments due under the Pledged Mortgage Loans, and shall direct each Investor to pay the amounts payable for the purchase of such Pledged Mortgage Loans, directly to the Lockbox. Subject to the terms and provisions of the Intercreditor Agreement, following the occurrence of any Event of Default, Bank may, at any time thereafter, upon written notice be entitled to service, receive and collect all sums payable to any Company Subsidiary in respect of the Pledged Mortgage Loans, and in such case: Bank in its discretion may, (i) require Company and each Company Subsidiary to establish a substitute lockbox for receiving sums payable to any Company Subsidiary in respect of the Collateral and instruct each Pledged Mortgage Loan obligor to direct all payments due under the Pledged Mortgage Loans thereto, (ii) in its own name or in the name of the applicable Company Subsidiary or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Pledged Mortgage Loans, but shall be under no obligation to do so. Except as otherwise provided herein and except as may be otherwise provided in the Intercreditor Agreement, all amounts received and collected by Bank shall be held by Bank as part of the Collateral.

Section 3.6.  Return of Collateral. If no Company Subsidiary Loans, interest or other amounts evidenced by any Note or due under a Company Subsidiary Loan or under this Agreement shall be outstanding and unpaid, and all other indebtedness of the Company or the Company Subsidiaries to Bank pursuant to this Agreement and the Notes, whether now existing or hereafter arising, has been paid and satisfied in full, Bank shall notify Sky Bank thereof and promptly deliver or release all Collateral in its possession or in the possession of the Custodian in accordance with the terms of the Intercreditor Agreement, provided, further however, if Sky Bank shall notify Bank that it no longer has an interest in the Collateral, Bank shall promptly deliver or release all Collateral in its possession to Company or to the Company Subsidiaries, as appropriate. In such event, the Bank shall also execute and deliver such assignments and other instruments and documents reasonably requested by Company or by the Company Subsidiaries to vest title in the Collateral to Company or the Company Subsidiaries, as appropriate. The timely receipt of Company or of Company Subsidiaries, as appropriate, for any Collateral released or delivered pursuant to any provision of this Agreement shall be a complete and full acquittance for the Collateral so returned, and Bank shall hereafter be discharged from any liability or responsibility therefor.

Section 3.7.  Cross - Collateralization to Sky Bank Master Agreement.

(a)  In consideration for (i) the benefits received and receivable by Company and its Company Subsidiaries from Bank under this Agreement, (ii) the benefits received and receivable by Company and its applicable Subsidiaries under the Sky Bank Master Agreement and (iii) Bank's consent to a second priority security interest and lien on the Collateral in favor of Sky Bank to secure the obligations of Company and its applicable Subsidiaries to Sky Bank under the Sky Bank Master Agreement, Company hereby grants, and shall cause each Subsidiary which now or hereafter becomes a party to the Sky Bank Master Agreement to grant, a security interest and lien (junior to the security interest and lien in favor of Sky Bank in accordance with the terms of the Intercreditor Agreement) upon all collateral pledged or pledgable to Sky Bank under the Sky Bank Master Agreement as additional security for the obligations of Company and its Company Subsidiaries to Bank under this Agreement and the Notes. To effectuate the foregoing, Company and each Subsidiary party to the Sky Bank Master Agreement on the date hereof shall execute and deliver in favor of Bank a Security Agreement in the form attached hereto as Exhibit F, and the Company shall cause each additional Subsidiary from time to time thereafter becomes a party to the Sky Bank Master Agreement to execute and deliver in favor of Bank on the date that such Subsidiary becomes a party thereto a joinder to such Supplemental Security Agreement.

(b)  In consideration for (i) the benefits received and receivable by Bank from the grant by Company and its applicable Subsidiaries under the Sky Bank Master Agreement of a priority security interest and lien in favor of Bank (junior to the security interest and lien in favor of Sky Bank in accordance with the terms of the Intercreditor Agreement) upon all collateral pledged or pledgable to Sky Bank under the Sky Bank Master Agreement as additional security for the obligations of Company and its Company Subsidiaries to Bank under this Agreement, and (ii) the benefits received and receivable by Bank from the consent of Sky Bank to the grant of that second priority security interest and lien in favor of Bank upon all collateral pledged or pledgable to Sky Bank under the Sky Bank Master Agreement, Bank hereby consents, subject to the terms and provisions of the Intercreditor Agreement, to the grant by Company and by each Company Subsidiary which is a party to this Agreement of a second priority security interest and lien in favor of Sky Bank upon all Collateral under this Agreement as additional security for the obligations of Company and its applicable Subsidiaries to Sky Bank under the Sky Bank Master Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1.  Effectiveness of Agreement. This Agreement shall become effective when each of the following conditions has been satisfied to the satisfaction of Bank (or waived by Bank):

(a)  The Company shall have executed and delivered to Bank this Agreement, and each Subsidiary of Company party to the Sky Bank Master Agreement shall have executed and delivered to Bank a security agreement substantially in the form of Exhibit E hereto, and each of the foregoing shall have delivered to Bank a certificate of the Secretary or an Assistant Secretary thereof, with respect to resolutions authorizing the execution and delivery of the documents so executed and delivered (and the incumbency and authenticity of the signatures of officers executing the same).

(b)  Sky Bank and each other party thereto (other than Bank) shall have executed and delivered the Intercreditor Agreement, the Lockbox Agreement and the Account Control Agreement, in form and substance reasonably satisfactory to Bank.

(c)  The Custodian and each other party thereto (other than Bank) shall have executed and delivered the Custodial Agreement and Company shall have delivered an executed copy thereof to Bank.

Section 4.2.  Relating to a Company Subsidiary Loan. The obligation of Bank to fund an approved Company Subsidiary Loan on the Funding Date is subject to (i) the receipt by Bank of the following documents, all of which must be satisfactory in form and content to Bank in its reasonable discretion, and (ii) the satisfaction of the following conditions precedent:

(a)  Requests for a Company Subsidiary Loan shall be initiated by Company or by a Company Subsidiary delivering to Bank a completed and signed Company Subsidiary Loan Request. Bank shall review such Company Subsidiary Loan Request and if Bank does not approve such designation of the Related Mortgage Pool, Company or Company Subsidiary shall revise such request and deliver a new completed and signed Company Subsidiary Loan Request with a revised designation of the Related Mortgage Pool for Bank's approval.

(b)  If not already in the possession of the Custodian or Bank, Company and/or Company Subsidiary shall have delivered the Collateral Documents to the Custodian on or before the date of the closing of Company Subsidiary Loan.

(c)  Bank shall have received the Tax Identification number of Company Subsidiary to which Company Subsidiary Loan is to be made, and a certificate of the Secretary or an Assistant Secretary of such Company Subsidiary's, with respect to (i) resolutions authorizing the execution and delivery of this Agreement, the Note and all other documents or instruments to be delivered by such Company Subsidiary pursuant to this Agreement (and the incumbency and authenticity of the signatures of officers executing the same), (ii) true, correct and complete copies of the charter documents and bylaws (or comparable documents) thereof and (iii) a certificate of the Secretary of State (of recent date) of such Company Subsidiary's jurisdiction of organization as to its legal existence and good standing in such state.

(d)  Bank shall have received a copy of the then most recently available fiscal year end (the "Statement Date") independently audited financial statements of Company containing a balance sheet and related statements of income and retained earnings and changes in financial position for the period ended on the Statement Date, all prepared in accordance with GAAP applied on a basis consistent with prior periods.

(e)  Bank shall have received each of the following, which must be satisfactory in form and content to Bank in its reasonable discretion:  (a) a schedule, in form and detail acceptable to Bank of the Related Mortgage Pool being purchased, the individual Mortgage Loans comprising such Mortgage Pool and the applicable Pool Value, and (b) a completed Note, substantially in the form of Exhibit E hereto, duly executed by Company Subsidiary to which such Company Subsidiary Loan shall be made.

(f)  The representations and warranties of Company contained in Article V hereof shall be true and correct in all material respects as if made on and as of the Funding Date unless the same relates to an earlier date;

(g)  The representations and warranties of each Company Subsidiary contained in Article V hereof shall be true and correct in all material respects as if made on and as of the Funding Date unless the same relates to an earlier date.

(h)  The Company Subsidiary shall have performed all obligations to be performed by it hereunder, and after giving effect to the requested Company Subsidiary Loan, there shall exist no Default or Event of Default hereunder.

(i)  The Company Subsidiary shall have performed all obligations to be performed by it under this Agreement, and under the Note, and, after giving effect to the requested Company Subsidiary Loan, there shall exist no Default or Event of Default under this Agreement or under any Note.

(j)  The Company Subsidiary, as reasonably determined by Bank in its reasonable discretion exercised in good faith, shall not have incurred any Debt, direct or contingent, other than unsecured trade payables incurred in the ordinary course of business and under this Agreement or have experienced any other material adverse change in its business or operations which would make it non-compliant with any of the terms of this Agreement.

(k)  Each Subsidiary of Company which is a party to the Sky Master Agreement shall have executed and delivered to Bank a security agreement substantially in the form of Exhibit F hereto.

(l)  Bank shall have received a payoff letter from Sky Bank stating that upon receipt of the payoff amount designated therein the Sky Bank Subsidiary Loan of the Company Subsidiary shall be paid in full and Sky Bank shall deliver possession of the Collateral Documents for the Related Mortgage Pool securing such Sky Bank Subsidiary Loan to BOS, or to the BOS Custodian, and Sky Bank’s security interest in any Collateral securing such Sky Bank Subsidiary Loan shall be automatically subordinated to the security interest granted to BOS hereunder, in accordance with the terms of Intercreditor Agreement.

Section 4.3.  Acceptance of Proceeds. Acceptance of the proceeds of any requested Company Subsidiary Loan by the applicable Company Subsidiary shall be deemed a representation by Company and such Company Subsidiary that all conditions set forth in Section 4.2 hereof shall have been satisfied as of the date of such Company Subsidiary Loan.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1.  By Company. In order to induce Bank to enter into this Agreement and make each Company Subsidiary Loan, Company hereby represents and warrants to Bank, as of the date of this Agreement and as of the Funding Date, that:

(a)  Organization; Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York and is duly registered to do business and is in good standing under the laws of the State of New York, has the full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified as a foreign corporation to do business in and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of Company.

(b)  Authorization and Enforceability. The Company has the power and authority to execute, deliver and perform this Agreement and all other documents contemplated hereby or thereby. The execution, delivery and performance by Company of this Agreement and all other documents contemplated hereby or thereby, have been duly and validly authorized by all necessary corporate action on the part of Company (none of which actions have been modified or rescinded, and all of which actions are in full force and effect) and do not and will not conflict with or violate any provision of law or of the articles of organization or bylaws of Company, conflict with or result in a breach of or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of Company (other than Permitted Liens), or result in or require the acceleration of any indebtedness of Company pursuant to any agreement, instrument or indenture to which Company is a party or by which Company or its property may be bound or affected. This Agreement and all other documents contemplated hereby or thereby constitute legal, valid, and binding obligations of Company enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and by general principles of equity.

(c)  Approvals. The execution and delivery of this Agreement and all other documents contemplated hereby or thereby and the performance of Company's obligations hereunder and thereunder do not require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority.

(d)  Financial Condition. The balance sheet of Company as at the Statement Date, and the related statements of income and cash flows for the fiscal year ended on the Statement Date, heretofore furnished to Bank, fairly present the financial condition of Company as at the Statement Date and the results of its operations for the fiscal period ended on the Statement Date. The Company had, on the Statement Date, no known liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, except as heretofore disclosed to Bank in writing, and except for Bank's extension(s) of credit to Company and its Subsidiaries. Except for financial statements prepared for interim periods between the fiscal year-end, all financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the Statement Date, there has been no material adverse change in the business, operations, assets or financial condition of Company, nor is Company aware of any state of facts which (with or without notice or lapse of time or both) could reasonably be expected to result in any such material adverse change.

(e)  Litigation. There are no actions, claims, suits or proceedings pending, or to the knowledge of Company, threatened against or affecting Company in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency which may reasonably be expected to result in any material and adverse change in the business, operations, assets, licenses, qualifications or financial condition of Company.

(f)  Compliance with Laws. The Company, to the best of its knowledge, is not in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority which might have a material adverse effect on the business, operations, assets or financial condition, of Company.

(g)  Regulation U. No part of the proceeds of any Company Subsidiary Loans made hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(h)  Investment Company Act. The Company is not an "investment company," or a company controlled by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

(i)  Payment of Taxes. The Company has filed or caused to be filed all federal, state, and local income, excise, property and other tax returns with respect to the operations of Company, which are required to be filed, all such returns are true and correct in all material respects, and Company has paid or caused to be paid all taxes as shown on such returns or on any assessment to the extent that such taxes have become due, except in cases where Company has disputed in good faith the amount of said taxes, and pursuant to which adequate reserves have been established if required by GAAP.

(j)  Agreements. The Company is not a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 5.1(d) hereof. The Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of Company. No holder of any indebtedness of Company has given notice of any asserted default thereunder, and no liquidation or dissolution of Company and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to Company or any of its properties is pending, or to the knowledge of Company, threatened.

(k)  Title to Properties. The Company or the applicable Company Subsidiary has good, valid, insurable (in the case of real property) and marketable title to all material portions of its properties and assets (whether real or personal, tangible or intangible) reflected on the financial statements described in Section 5.1(d) hereof, and all such properties and assets are free and clear of all Liens except as disclosed in such financial statements.

(l)  Reserved.

(m)  Eligibility. The Company has and shall maintain in good standing all state and local permits, licenses, approvals, registrations and qualifications which are required in order to permit Company to conduct its business as presently conducted, and which if not maintained in good standing could materially and adversely affect Company's business, operations, assets, or financial condition or which could materially and adversely impair the ability of Company to perform its obligation hereunder.

(n)  Default. There exists no Default or Event of Default and all representations and warranties made by Company and each Company Subsidiary herein or in any Note or in any other document delivered by Company and each Company Subsidiary in connection herewith or therewith are true and correct.

Section 5.2.  By Company Subsidiary. In order to induce Bank to make a Company Subsidiary Loan, each Company Subsidiary does represent and warrant to Bank, as of the date of each Company Subsidiary Loan Request and as of the Funding Date, that:

(a)  Organization; Good Standing; Subsidiaries. Such Company Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of incorporation, and has the full legal power and authority to own its property and to carry on its business as currently conducted, and is duly qualified to do business as a foreign corporation in, and is in good standing in, each jurisdiction in which the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no material adverse effect on the business, operations, assets or financial condition of Company Subsidiary. Such Company Subsidiary has no Subsidiaries.

(b)  Authorization and Enforceability. Such Company Subsidiary has the power and authority to execute, deliver and perform this Agreement, and all other documents contemplated hereby and thereby. The execution, delivery and performance by such Company Subsidiary of the Note, this Agreement and all other documents contemplated hereby and thereby and the borrowing of any Company Subsidiary Loan hereunder, have been duly and validly authorized by all necessary corporate action on the part of such Company Subsidiary (none of which actions have been modified or rescinded, and all of which actions are in full force and effect) and do not and will not conflict with or violate any provision of law or of the articles of organization, bylaws or operating agreement of such Company Subsidiary, conflict with or result in a breach of or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Company Subsidiary (other than Permitted Liens), or result in or require the acceleration of any indebtedness of such Company Subsidiary pursuant to any agreement, instrument or indenture to which such Company Subsidiary is a party or by which such Company Subsidiary or its property may be bound or affected. This Agreement, and all other documents contemplated hereby constitute legal, valid, and binding obligations of such Company Subsidiary enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and by general principles of equity.

(c)  Approvals. The execution and delivery of the Note, this Agreement, and all other documents contemplated hereby and thereby and the performance of such Company Subsidiary's obligations hereunder and thereunder do not require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority.

(d)  Default. There exists no Default or Event of Default and all representations and warranties made by such Company Subsidiary herein or in any Note or any other document delivered by such Company Subsidiary in connection herewith or therewith are true and correct.

(e)  Litigation. There are no actions, claims, suits or proceedings pending, or to the knowledge of such Company Subsidiary, threatened against or affecting such Company Subsidiary in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency which may reasonably be expected to result in any material and adverse change in the business, operations, assets, licenses, qualifications or financial condition of such Company Subsidiary.

(f)  Compliance with Laws. The Company Subsidiary, to the best of its knowledge, is not in violation of any provision of any law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority which might have a material adverse effect on the business, operations, assets or financial condition of such Company Subsidiary.

(g)  Regulation U. No part of the proceeds of any Company Subsidiary Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(h)  Investment Company Act. Such Company Subsidiary is not an "investment company," or a company controlled by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

(i)  Payment of Taxes. Such Company Subsidiary has, to the best of its knowledge, filed or caused to be filed all federal, state, and local income, excise, property and other tax returns with respect to the operations of such Company Subsidiary, which, to the best knowledge of such Company Subsidiary, are required to be filed; all such returns are true and correct in all material respects, and such Company Subsidiary has paid or caused to be paid all taxes as shown on such returns or on any assessment to the extent that such taxes have become due except in cases where such Company Subsidiary has disputed in good faith the amount of said taxes, and pursuant to which adequate reserves have been established if required by GAAP.

(j)  Agreements. Such Company Subsidiary is not a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 5.1(d). Such Company Subsidiary is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of such Company Subsidiary. No holder of any indebtedness of such Company Subsidiary has given notice of any asserted default thereunder, and no liquidation or dissolution of such Company Subsidiary and no receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to such Company Subsidiary or any of its properties is pending, or to the knowledge of such Company Subsidiary, threatened.

(k)  Title to Properties. Such Company Subsidiary has good, valid, insurable (in the case of real property) and marketable title to all material portions of its properties and assets (whether real or personal, tangible or intangible), and all such properties and assets are free and clear of all Liens except for Permitted Liens.

(l)  Eligibility. Such Company Subsidiary has and shall maintain in good standing all state and local permits, licenses, approvals, registrations and qualifications which if not maintained in good standing could materially and adversely affect Company Subsidiary's business, operations, assets, or financial condition or which could materially and adversely impair the ability of Company to perform its obligation hereunder.

(m)  Security Interest. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (and has not been obtained, delivered or filed, as applicable) either (i) for the grant by such Company Subsidiary of the security interest granted under this Agreement or for the execution, delivery or performance of this Agreement by such Company Subsidiary or (ii) for the perfection of or the exercise by Bank of its rights and remedies under this Agreement, other than the filing of a financing statement.

Section 5.3.  Special Representations Concerning Collateral. The Company and each Company Subsidiary represent and warrant to Bank as of the date of this Agreement and as of the date of any Company Subsidiary Loan Request and of the corresponding Company Subsidiary Loan, that:

(i)  The Company Subsidiary owns the Related Mortgage Pool and all other Collateral free and clear of any Lien, except for Permitted Liens. No financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed by Bank or Sky Bank to evidence Permitted Liens. The Company Subsidiary has no trade names.

(ii)  Except as is disclosed to Bank in writing, to the best of Company's and Company Subsidiary's knowledge based upon due diligence conducted by Company and/or Company Subsidiary, each Pledged Mortgage Loan conforms in all material respects to the Underwriting Standards.

(iii)  The Mortgage Loan Documents have been duly executed by the mortgagor and create valid and legally binding obligations of the mortgagor, enforceable in accordance with their terms, except as may be limited by bankruptcy or other similar laws affecting the enforcement of creditors' rights generally, and general principles of equity, and to the knowledge of Company and Company Subsidiary there are no rights of rescission, set-offs, counterclaims or other defenses with respect thereto. To the best knowledge of Company and Company Subsidiaries, the full original principal amount of each Mortgage Loan (net of any discounts) has been fully advanced or disbursed to the mortgagor named therein. To the best knowledge of Company and Company Subsidiaries, there is no requirement for future advances and except for Mortgage Loans insured under Section 203(k) of the National Housing Act, any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefore have been satisfied. To Company's and Company Subsidiary's knowledge, except as disclosed to Bank, there is no material default, breach, violation or event of acceleration existing under any Mortgage or the related Mortgage Note, and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, other than waivers in the ordinary course of servicing such Mortgage Loan which do not have a material adverse effect on the value of the Collateral; and neither Company nor Company Subsidiary has waived any such default, breach, violation or event of acceleration. Except as disclosed in writing to Bank, the terms of each Mortgage Loan have in no way been materially waived, impaired, changed or modified (without limiting the generality of the foregoing, any waiver, impairment, change or modification relating to interest rates, maturity dates, amortization schedules, commitment periods, interest and other payment schedules and waivers of defaults and events of default shall be deemed to be material per se). To Company's and Company Subsidiary's knowledge, except as disclosed in writing to Bank, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid.

(iv)  Except as is disclosed to Bank in writing, to the best of Company's and Company Subsidiary's knowledge based upon due diligence conducted by Company and/or Company Subsidiary, each of the Mortgage Loans has been originated, made and serviced in material compliance with all industry standards, applicable Investor and Insurer requirements and all applicable federal, state and local statutes, regulations and rules, including, without limitation, the Federal Truth-in-Lending Act of 1968, as amended, and Regulation Z thereunder, the Federal Fair Credit Reporting Act, the Federal Equal Credit Opportunity Act, the Federal Real Estate Settlement Procedures Act of 1974, as amended, and Regulation X thereunder, the Home Ownership and Equity Protection Act of 1994, as amended, and all applicable usury, licensing, real property, consumer protection and other laws.

(v)  Except as is disclosed to Bank in writing, to the best of Company's and Company Subsidiary's knowledge based upon due diligence conducted by Company and/or Company Subsidiary, no Mortgage Loan is a Predatory Loan.

(vi)  A title opinion or a valid and enforceable title policy currently in full force and effect has been issued for each Mortgage Loan, and in the case of title insurance, in an amount not less than the original principal amount of such Mortgage Loan, and which title opinion opines or which title policy insures that the Mortgage relating thereto is a valid first lien on the property therein described and that the mortgaged property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage except for taxes not yet due and payable and minor title irregularities that do not have a material adverse effect on the use or marketability of the mortgaged property, and otherwise in compliance with the requirements of the applicable Investor.

(vii)  All escrow/custodial accounts have been established in accordance (a) if applicable, with the requirements of FHA, VA and/or the applicable Investor and Insurer, (b) with all other applicable laws, and (c) with the terms of the related Mortgages.

(viii)  To the best of Company's and/or Company Subsidiary's knowledge, Company, such Company Subsidiary, all prior servicers and, if different, the originating mortgagee, have performed all obligations required of them to be performed under or pursuant to each of the servicing contracts and related requirements of the applicable Investor and Insurer and each other document or agreement relating to the Mortgage Loans by which Company and/or Company Subsidiary is bound, and no event has occurred and is continuing which, under the provisions of any such servicing contracts and related requirements of the applicable Investor or other document or agreement, but for the passage of time or in, giving of notice, or both, would constitute an event of default thereunder.

(ix)  Any and all payments made with respect to the individual Mortgage Loans have been and will be applied to such Mortgage Loan in accordance with the terms of the Mortgage Note and Mortgage evidencing and securing that Mortgage Loan. The books, records, accounts and reports of Company and Company Subsidiary with respect to the Mortgage Loans and servicing contracts have been and will be prepared and maintained in accordance with all applicable Investor and Insurer requirements, if any.

ARTICLE VI

AFFIRMATIVE COVENANTS

Section 6.1.  Of Company. The Company agrees that so long as there remains any obligation of Company or any Company Subsidiary to be paid or performed hereunder or under any Note, Company shall:

(a)  Payment of Note. Punctually cause to be paid by Company Subsidiary the principal and interest on and all other amounts due and payable hereunder and under the Note in accordance with the terms hereof and thereof.

(b)  Financial Statements and Other Reports. Deliver or cause to be delivered or make available to Bank:

(i)  Upon reasonable request by Bank, as soon as available and in any event within forty-five (45) days after each calendar quarter, consolidated statements of income and cash flows of Company for the immediately preceding quarter, and related balance sheet as of the end of the immediately preceding quarter, all in reasonable detail and certified by the chief financial officer or other appropriate officer of Company, subject, however, to normal, recurring year-end adjustments.

(ii)  As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year: original independently audited consolidated financial statements of Company for the most recent fiscal year-end (the "Statement Date") containing a balance sheet and related statements of income and retained earnings and changes in financial position for the period ended on the Statement Date, all prepared in accordance with GAAP applied on a basis consistent with prior periods and accompanied by an opinion of an accounting firm reasonably satisfactory to Bank, or other independent public accountants of recognized standing selected by Company and acceptable to Bank, as to said financial statements and a certificate signed by the chief financial officer or other appropriate officer of Company stating that said financial statements fairly present the financial condition and results of operations of Company as at the end of, and for, such year.

(iii)  Together with each delivery of financial statements pursuant to the above, an Officer's Certificate stating that the signatory or signatories thereto have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and conditions of Company during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signatory or signatories thereto do not have knowledge of the existence as of the date of the Officer's Certificate, of any Default or if any Default existed or exists, specifying the nature and period of the existence thereof and what action Company has taken, is taking and proposes to take with respect thereto.

(iv)  Such other reports in respect of the Mortgage Loans pledged as collateral, in such detail and at such times as Bank in its reasonable discretion may request at any time or from time to time.

(v)  Upon request by Bank, copies of audits, examinations and reports concerning the operations of Company from any Investor, Insurer or licensing authority to the extent not subject to restrictions on disclosure.

(vi)  From time to time, with reasonable promptness, such further information regarding the business, operations, properties or financial condition of Company or of any one or more of Company Subsidiaries as Bank may reasonably request.

All reports furnished to Bank pursuant to clauses (iv), (v) and (vi) above shall be prepared on a consistent basis and, where applicable, on a consistent basis with any financial statements previously delivered by Company as at, and for the period ended (except to the extent otherwise required to conform to good accounting practice and with respect to which appropriate disclosure is made).

(c)  Maintenance of Existence; Conduct of Business. Preserve and maintain its corporate existence in good standing and all of its rights, privileges, licenses, qualifications and franchises necessary or desirable in the normal conduct of its business, including, without limitation, as described under Section 5.1(m) hereof, a breach of which could reasonably be expected to materially adversely affect its business, operations, assets, or financial condition or which could reasonably be expected to materially adversely impair the ability of Company to perform its obligation hereunder, except where contested in good faith and by appropriate proceedings; and make no material change in the nature or character of its business.

(d)  Compliance with Applicable Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority and customary industry standards, a breach of which could reasonably be expected to materially adversely affect its business, operations, assets, or financial condition or which could reasonably be expected to materially adversely impair the ability of Company to perform its obligation hereunder, except where contested in good faith and by appropriate proceedings.

(e)  Inspection of Books, Records, Properties, Company Subsidiary Loans, Mortgage Loans, and Collateral. Permit authorized representatives of Bank, its parent company or affiliates, upon prior notice to Company, (i) to discuss the business, operations, assets and financial condition of Company and its Subsidiaries with their officers and employees, (ii) to examine their books, records, information and service systems and properties, and make copies or extracts thereof subject to applicable laws with respect to confidentiality of customer records, including without limitation access to Company Subsidiaries' and the custodian's books, records, systems, properties, and documents, (iii) to examine and audit the Mortgage Pool records, individual Mortgage Loans, and related documentation and Collateral, and (iv) for those purposes, to visit Company's and all Company Subsidiaries' offices, all at such reasonable times as Bank may request. Upon the request of its accountants, Company shall provide its internal and independent accountants with a copy of this Agreement and shall instruct them to answer candidly and fully any and all questions that the officers of Bank or any authorized representatives of Bank may address to them in reference to the financial condition or affairs of Company and Company Subsidiaries. The purposes or uses for which Bank may use the rights of inspection, examination, and audit set forth in this Section shall include, without limitation, the following: (i) to ensure that Company Subsidiary Loans, their administration, and their payment processing remain in compliance with the terms of this Agreement; (ii) to enable Bank (w) to periodically sample or test the flow of payments received from its Mortgage Loan obligors to ensure that monies are being received from its Mortgage Loan obligors and not from other sources, (x) to see if there is any rise in defaults and bankruptcy filings among its Mortgage Loan obligors, (y) to confirm that payments on particular Mortgage Loans are being properly credited to the Related Loan, and (z) to determine the extent to which any Mortgage Pools are being supported by payments from other Mortgage Pools, and to the extent to which such payments are correspondingly supporting other outstanding Company Subsidiary Loans or loans made under the Sky Bank Master Agreement; and (iii) to enable Bank to periodically determine the value of the Collateral from time to time. Notwithstanding anything in this Section 6.1(e) to the contrary, provided no Event of Default has occurred and is continuing, Bank agrees that prior to exercising any examination, visitation or audits rights pursuant to this Section 6.1(e), it shall consult with Sky Bank and Company in a good faith attempt to coordinate the joint exercise of such examination, visitation or audit rights with Sky Bank.

(f)  Notice. Give prompt written notice to Bank of Company's actual knowledge of (a) any action, suit or proceeding instituted against Company in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign) which may reasonably be expected to result in damages of Five Hundred Thousand Dollars ($500,000.00) or more, or of any written notification that the filing of any such action, suit or proceeding against Company is imminent, and containing the details thereof, (b) the filing, recording or assessment of any federal, state or local tax lien of more than $100,000.00, individually or in the aggregate, against Company, or any of its assets, which lien is not released or satisfied within sixty (60) days and Company has not commenced and is not then diligently pursuing in good faith appropriate actions to stay enforcement of the lien or assessment or to contest the validity of such filing, (c) the occurrence of any Default or Event of Default hereunder, (d) the initiation of a legal or regulatory action or procedure seeking the suspension, revocation or termination of Company's eligibility, in any respect, as an approved lender, and issuer as described under Section 5.1 hereof, (e) the suspension, revocation or termination of any existing credit or Investor relationship made to Company to facilitate the sale and/or origination of residential mortgages, which termination, suspension, revocation or termination would reasonably be expected to have a material and adverse effect on Company’s business operations, (f) the transfer, revocation, termination or non-renewal of any servicing contract to which Company is a party, or which is held for the benefit of Company (but not including transfers, terminations and non-renewals in the ordinary course of Company’s business), which transfer, revocation, non-renewal or termination would reasonably be expected to have a material and adverse effect on Company’s business operations, and (g) any other action, event or condition of any nature which could reasonably be expected to lead to or result in a material adverse effect upon the business, operations, assets, or financial condition of Company or which, with or without notice or lapse of time or both, would constitute a default under any other material agreement, instrument or indenture to which Company is a party or to which Company, its properties or assets are subject.

(g)  Payment of Debt, Taxes, etc. Pay and perform all material obligations of Company promptly and in accordance with the terms thereof and pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon Company or upon its income, receipts or properties before the same shall become past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that Company shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which Company shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings which are being reasonably and diligently pursued and pursuant to which adequate reserves have been established if required by GAAP.

(h)  Insurance. Maintain (i) errors and omissions insurance or mortgage impairment insurance and blanket bond coverage, with such companies and in such amounts as satisfy prevailing FNMA, GNMA or FHLMC requirements applicable to a qualified mortgage originating institution, and (ii) liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity, and (iii) within thirty (30) days after notice from Bank, will obtain such additional insurance as Bank shall reasonably require, all at the sole expense of Company. Copies of all such policies shall be furnished to Bank without charge upon the reasonable request of Bank.

(i)  Reserved.

(j)  Other Loan Obligations. Perform in all material respects all obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which Company is bound or to which any of its property is subject, and will promptly notify Bank in writing of the cancellation or reduction of any of its other mortgage warehousing lines of credit or agreements with any other lender.

(k)  Use of Proceeds of Company Subsidiary Loans. Cause the proceeds of each Company Subsidiary Loan to be used solely for the applicable permitted purposes set forth in Section 2.1(b) hereof.

(l)  Due Diligence by Bank. Assist Bank in the performance of Bank's due diligence in response to Company Subsidiary Loan Requests in order for Bank to gain assurance that the terms and conditions of this Agreement will be met, and also shall cause its Company Subsidiaries to provide such assistance.

(m)  Minimum Net Worth. The Company shall maintain at all times Net Worth of not less than $3,500,000.

(n)  Minimum Pretax Net Income. The Company shall maintain consolidated pretax net income of $750,000, in the aggregate, calculated over the then prior four (4) quarters, with not more than three (3) consecutive quarters revealing a net loss.

(o)  Indebtedness to Total Assets. Not permit Company's total indebtedness, less indebtedness due to affiliates, at any time to exceed ninety-five percent (95%) of its total assets.

(p)  Custodial Agreement. Maintain in effect the Custodial Agreement and not default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions of Company contained therein.

(q)  Company Subsidiary Compliance. The Company shall cause each Company Subsidiary to fully comply with the material terms of this Agreement, its Note, and all related agreements or instruments executed and delivered to Bank in connection herewith or in connection with a Company Subsidiary Loan

Section 6.2.  Of Company Subsidiary. Each Company Subsidiary agrees that so long as any Company Subsidiary Loan is outstanding or there remains any obligation of Company Subsidiary to be paid or performed under its Note, or any of its Pledged Mortgage Loans remain subject to this Agreement, Company Subsidiary shall:

(a)  Payment of Note. Punctually pay the principal and interest on and all other amounts due and payable under this Agreement or the Note in accordance with the terms thereof.

(b)  Reports. Make available, deliver or cause to be delivered to Bank such reports as set forth below:

(i)  Such reports in respect of the Pledged Mortgage Loans, in such detail and at such times as Bank in its reasonable discretion may request at any time or from time to time.

(ii)  Upon request, make available to Bank copies of audits, examinations and reports concerning the operations of Company Subsidiary from any Investor, Insurer or licensing authority to the extent not subject to restrictions on disclosure.

(iii)  Make available to Bank from time to time, with reasonable promptness, such further information regarding the business, operations of Company Subsidiary as Bank may reasonably request.

All reports furnished to Bank pursuant to clauses (i), (ii) and (iii) above shall be prepared on a consistent basis and, where applicable, on a consistent basis with any financial statements previously delivered by Company as at, and for the period ended (except to the extent otherwise required to conform to good accounting practice and with respect to which appropriate disclosure is made).

(c)  Maintenance of Existence; Conduct of Business. Preserve and maintain its Company Subsidiary existence in good standing and all of its rights, privileges, licenses, qualifications and franchises necessary or desirable in the normal conduct of its business, a breach of which could reasonably be expected to materially adversely affect its business, operations, assets, or financial condition or which could reasonably be expected to materially adversely impair the ability of Company Subsidiary to perform its obligations under this Agreement and the Note, including without limitation, its eligibility as an approved lender and issuer as described under Section 5.2(l) hereof; and make no material change in the nature or character of its business or engage in any business in which it was not engaged on the date of this Agreement.

(d)  Compliance with Applicable Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority and customary industry standards, a breach of which could reasonably be expected to materially adversely affect its business, operations, assets, or financial condition or which could reasonably be expected to materially adversely impair the ability of Company Subsidiary to perform its obligations under this Agreement and the Note, except where contested in good faith and by appropriate proceedings.

(e)  Inspection of Books, Records and Properties. Permit authorized representatives of Bank, its parent company or affiliates, upon prior notice to Company Subsidiary, (i) to discuss the business, operations, assets and financial condition of Company Subsidiary with the officers and employees, (ii) to examine its books, records, information and service systems, and properties, and make copies or extracts thereof subject to applicable laws with respect to confidentiality of customer records, including without limitation access to the Custodian's books, records, systems, properties, and documents, (iii) to examine and audit its Mortgage Pool records, individual Pledged Mortgage Loans, and related documentation and Collateral, and (iv) for those purposes, to visit Company Subsidiary's offices, all at such reasonable times as Bank may request. Upon the request of its accountants, Company Subsidiary shall provide its internal and independent accountants with a copy of this Agreement and shall instruct them to answer candidly and fully any and all questions that the officers of Bank or any authorized representatives of Bank may address to them in reference to the financial condition or affairs of Company Subsidiary. The purposes or uses for which Bank may use the right of inspection, examination, and audit set forth in this Section shall include, without limitation, the following: (i) to ensure that Company Subsidiary's Loan, its administration, and its payment processing remain in compliance with the terms of this Agreement generally; (ii) to enable Bank (w) to periodically sample or test the flow of payments received from its Pledged Mortgage Loan obligors and not from other sources, (x) to see if there is any rise in bankruptcy filings among its Pledged Mortgage Loan obligors, (y) to see if payments on particular Pledged Mortgage Loans are being credited to the Related Loan properly, and (z) to determine the extent to which such payments are supporting other Company Subsidiary Loans or loans made under the Sky Bank Master Agreement; and (iii) to enable Bank to periodically determine the value of the Collateral from time to time. Notwithstanding anything in this Section 6.2(e) to the contrary, provided no Event of Default has occurred and is continuing, Bank agrees that prior to exercising any examination, visitation or audits rights pursuant to this Section 6.2(e), it shall consult with Sky Bank and the Company Subsidiaries in a good faith attempt to coordinate the joint exercise of such examination, visitation or audit rights with Sky Bank.

(f)  Notice. Give written prompt notice to Bank of any Company Subsidiary's actual knowledge of (a) any action, suit or proceeding instituted against Company Subsidiary in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign) which may reasonably be expected to result in damages of Two Hundred Fifty Thousand Dollars ($250,000.00) or more, or of any written notification that the filing of any such action, suit or proceeding against Company Subsidiary is imminent, and containing the details thereof, (b) the filing, recording or assessment of any federal, state or local tax lien of more than $100,000.00, individually or in the aggregate, against Company Subsidiary, or any of its assets, which lien is not released or satisfied within sixty (60) days and Company Subsidiary has not commenced and is not then diligently pursing appropriate actions in good faith to stay enforcement of the lien or assessment or to contest the validity of such filing, (c) the occurrence of any Default or Event of Default hereunder, (d) the initiation of a legal or regulatory action or procedure seeking the suspension, revocation or termination of Company Subsidiary's eligibility, in any respect, as described under Section 5.2 hereof, (e) the suspension, revocation or termination of any existing credit or Investor relationship made to a Company Subsidiary to facilitate the sale and/or origination of residential mortgages, which termination, suspension, revocation or termination would reasonably be expected to have a material and adverse effect on such Company Subsidiary’s business operations, (f) the transfer, revocation, termination or non-renewal of any servicing contract to which a Company Subsidiary is a party, or which is held for the benefit of a Company Subsidiary (but not including transfers, terminations and non-renewals in the ordinary course of such Company Subsidiary’s business), which transfer, non-renewal, revocation or termination would reasonably be expected to have a material and adverse effect on such Company Subsidiary’s business operations, and (g) any other action, event or condition of any nature which could reasonably be expected to lead to or result in a material adverse effect upon the business, operations, assets, or financial condition of any Company Subsidiary or which, with or without notice or lapse of time or both, would constitute a default under any other material agreement, instrument or indenture to which such Company Subsidiary is a party or to which such Company Subsidiary, its properties or assets are subject.

(g)  Payment of Debt, Taxes, etc. Pay and perform all obligations of Company Subsidiary promptly and in accordance with the terms thereof and pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon Company Subsidiary or upon its income, receipts or properties before the same shall become past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a Lien or charge upon such properties or any part thereof; provided, however, that Company Subsidiary shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies for which Company Subsidiary shall have obtained an adequate bond or adequate insurance or which are being contested in good faith and by proper proceedings which are being reasonably and diligently pursued, and pursuant to which adequate reserves have been established by Company if required by GAAP.

(h)  Insurance. Maintain or cause to be maintained liability insurance and fire and other hazard insurance on its properties, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity, and within thirty (30) days after notice from Bank, will obtain such additional insurance as Bank shall reasonably require, all at the sole expense of Company Subsidiary. Copies of all such policies shall be furnished to Bank without charge upon request of Bank.

(i)  Reserved.

(j)  Other Loan Obligations. Perform in all material respects all obligations under the terms of each loan agreement, note, mortgage, security agreement or debt instrument by which Company Subsidiary is bound or to which any of its property is subject, and will promptly notify Bank in writing of the cancellation or reduction of any of its other mortgage warehousing lines of credit or agreements with any other lender.

(k)  Use of Proceeds of Company Subsidiary Loans. Use the proceeds of Company Subsidiary Loan solely for the applicable purposes set forth in Section 2.1(b) hereof.

(l)  Due Diligence by Bank. Assist Bank in the performance of Bank's due diligence in response to Company Subsidiary Loan Request by Company Subsidiary in order for Bank to gain assurance that the terms and conditions of this Agreement will be met.

Section 6.3.  Special Affirmative Covenants Concerning Collateral.

(a)  The Company and/or Company Subsidiary warrants and will defend the right, title and interest of Bank in and to the Pledged Mortgage Loans and all other Collateral against the claims and demands of all persons whomsoever, other than with respect to Permitted Liens.

(b)  The Company and/or Company Subsidiary shall service or cause to be serviced in all material respects all Pledged Mortgage Loans in accordance with the standard requirements of the issuers of the respective Purchase Commitments covering the same and all applicable governmental requirements, including without limitation taking all actions necessary to enforce the obligations of the obligors under such Pledged Mortgage Loans. The Company Subsidiary shall hold all Escrow Reserves collected in respect of Pledged Mortgage Loans in trust, without commingling the same with non-custodial funds, and apply the same for the purposes for which such funds were collected.

(c)  The Company and/or Company Subsidiary shall also execute and deliver to Bank such instruments of sale, pledge or assignment or transfer, and such powers of attorney, as reasonably required by Bank, and shall do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded Bank under this Agreement. Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York, or any other applicable law, in addition to all rights provided for herein.

(d)  The Company and/or Company Subsidiary shall maintain, at its principal office (in trust for the benefit of Bank), or in the office of the Custodian, or in the office of a computer service bureau engaged by Company and/or Company Subsidiary and approved by Bank, and, upon request, shall make available to Bank the originals, or copies in any case where the original has been delivered to Bank, or to an Investor, of its Mortgage Notes and Mortgages included in Pledged Mortgage Loans, Purchase Commitments, and all related Pledged Mortgage Loan documents and instruments, and all files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral.

(e)  Any and all payments made with respect to the individual Pledged Mortgage Loans have been and will be applied to such Pledged Mortgage Loan in accordance with the terms of the Mortgage Note and Mortgage evidencing and securing that Pledged Mortgage Loan, and the books, records, accounts and reports of Company and/or Company Subsidiary with respect to the Pledged Mortgage Loans and servicing contracts have been and will be prepared and maintained in accordance with all applicable Investor and Insurer requirements.

ARTICLE VII

NEGATIVE COVENANTS

Section 7.1.  Of Company. The Company agrees that so long as there remains any obligation of Company or any Company Subsidiary to be paid or performed hereunder or under any Note, Company shall not, either directly or indirectly, without the prior written consent of Bank:

(a)  Contingent Liabilities. Other than obligations to Sky Bank under the Sky Bank Master Agreement, and obligations arising in connection with Investor loan sales and securitization transactions in the ordinary course of business, assume, guarantee, endorse, or otherwise become liable for the obligation of any Person which would cause Company to not be in compliance with the financial covenants of Section 6.1, or which contingent liability, if paid, would otherwise cause a material adverse change in Company’s financial condition..

(b)  Merger; Sale of Assets; Acquisitions; Change in Control. Except for the sale, securitization or purchase of loans in the ordinary course of the business, liquidate, dissolve, consolidate or merge or sell, transfer or otherwise dispose of, any substantial part of its assets, nor acquire substantially all of the assets of another if such acquisition would cause Company to not be in compliance with the financial covenants of Section 6.1, or would cause any Collateral to be subject to any Lien other than a Permitted Lien, or cause any other assets of Company or any Company Subsidiary to be subject to a Lien, or otherwise cause a material adverse change in Company's financial condition, or result in a material adverse change in Company's business operations, nor permit a change in ownership beneficially or of record of the voting stock of Company which results in Franklin Credit having less than a majority ownership interest in the voting stock of Company.

(c)  Loss of Eligibility. Take, or fail to take, any action that would cause Company to lose all or any part of its status as an eligible lender, which if not maintained in good standing could materially and adversely affect Company's business, operations, assets, or financial condition or which could reasonably be expected to materially and adversely impair the ability of Company to perform its obligation hereunder, as described under Section 5.1 hereof.

(d)  Restricted Payments. Without the consent of Bank, make any Restricted Payment with cash or other proceeds arising out of the Pledged Mortgage Loans or any other Collateral.

(e)  Special Negative Covenants Concerning Collateral. Except in the ordinary course of business of servicing the Pledged Mortgage Loans in accordance with reasonable and customary servicing practices in the industry for the same type of mortgage loans as the Pledged Mortgage Loans, Company shall not do or permit any of the following:

(i)cancel or terminate any of the Collateral Documents (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or materially amend or otherwise modify any term or condition of any of the Collateral Documents; settle or compromise any claim in respect of any Pledged Mortgage Loan or any other Collateral; or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Collateral Documents or take any other action under any such agreement not required by the terms thereof, unless (in each case) Bank shall have consented thereto;

(ii)except as permitted in Section 3.4 sell, assign, transfer or otherwise dispose of, or grant any option with respect to the Collateral or any interest therein; or

(iii)pledge or otherwise encumber (other than in respect of Permitted Liens) any of the Collateral, or accept consideration other than cash in payment or liquidation of the Collateral.

Section 7.2.  Covenants Of Company Subsidiary. Each Company Subsidiary agrees that so long its Company Subsidiary Loan is outstanding or there remains any obligations of such Company Subsidiary to be paid or performed under its Note, or any of its Pledged Mortgage Loans remain subject to this Agreement, Company Subsidiary shall not take the following actions which could reasonably be expected to materially and adversely impact Company or Company Subsidiary's ability to perform under this Agreement, either directly or indirectly, without the prior written consent of Bank:

(a)  Contingent Liabilities. Other than obligations to Sky Bank under the Sky Bank Master Agreement, and obligations arising in connection with Investor loan sales and securitization transactions in the ordinary course of business, assume, guarantee, endorse, or otherwise become liable for the obligation of any Person except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

(b)  Merger; Sale of Assets; Acquisitions; Change in Control. Except for the sale, securitization, or purchase of loans in the ordinary course of the business, liquidate, dissolve, consolidate or merge or sell, transfer or otherwise dispose of, any substantial part of its assets, or acquire substantially all of the assets of another, or permit ownership beneficially or of record of the voting stock of Company Subsidiary which results in Company having an ownership interest of less than one hundred percent (100%) of the voting stock of Company Subsidiary.

(c)  Additional Indebtedness. Create, incur, assume or suffer to exist any Debt other than (i) the Debt of such Company Subsidiary in respect of Company Subsidiary Loans and (ii) unsecured trade payables incurred in the ordinary course of business.

(d)  Related Party Transactions. Enter into, or be a party to any transaction which will result in or create a monetary obligation between the parties to the transaction in excess of $100,000 in the aggregate, with any affiliate of Company, except for (a) the transactions contemplated by the this Agreement, including without limitation, the transactions contemplated by the Administrative Services Agreement and the servicing agreement with Company and (b) to the extent not otherwise prohibited under this Agreement, other transactions in the nature of employment contracts and directors' fees, upon fair and reasonable terms materially no less favorable to it than would be obtained in a comparable arm's-length transaction with a person not an affiliate.

(e)  Investments & Subsidiaries. Form, or cause to be formed, any subsidiaries; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any affiliate or any other Person.

(f)  Distributions or Payments of Company Subsidiary. Without the consent of Bank, cause to be paid to itself, or receive, or accept any payments or distributions from the Pledged Mortgage Loans except to the extent set forth in Section 2.5 hereof.

(g)  Special Negative Covenants Concerning Collateral. Except in the ordinary course of business of servicing the Pledged Mortgage Loans in accordance with reasonable and customary servicing practices in the industry for the same type of mortgage loans as the Pledged Mortgage Loans, no Company Subsidiary shall do or permit any of the following:

(i) cancel or terminate any of the Collateral Documents (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or materially amend or otherwise modify any term or condition of any of the Collateral Documents; settle or compromise any claim in respect of any Pledged Mortgage Loan or any other Collateral; or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Collateral Documents or take any other action under any such agreement not required by the terms thereof, unless (in each case) Bank shall have consented thereto;

(ii) except as permitted in Section 3.4 sell, assign, transfer or otherwise dispose of, or grant any option with respect to the Collateral; or

(iii) pledge or otherwise encumber (other than in respect of Permitted Liens) any of the Collateral or any interest therein, or accept consideration other than cash in payment or liquidation of the Collateral.

ARTICLE VIII

DEFAULTS; REMEDIES

Section 8.1.  Events of Default. The occurrence of any of the following conditions or events shall be an event of default ("Event of Default") under this Agreement:

(a)  Failure of any Company Subsidiary to pay any installment of principal and/or interest when due or required under its Note or this Agreement, and whether at stated maturity, by acceleration, or otherwise; or failure of Company or any Company Subsidiary to otherwise pay any other sum when due by Company or such Company Subsidiary under this Agreement or under any other agreement related hereto, and such default shall have continued unremedied for fifteen days or more after receipt of written notice thereof to Company; or

(b)  Failure of Company or any Company Subsidiary to pay, or any default in the payment of any principal or interest on, any indebtedness or in the payment of any contingent obligation which are in the aggregate amount of One Hundred Thousand Dollars ($100,000.00) or more; or breach or default with respect to any other material term of any indebtedness or of any loan agreement, note, mortgage, security agreement, indenture or other agreement relating thereto, if the effect of such failure, default or breach is to cause, or to permit the holder or holders thereof (or a trustee on behalf of such holder or holders) to cause, indebtedness of Company, Company Subsidiary or any other Subsidiaries of Company in the aggregate amount of more than One Hundred Thousand Dollars ($100,000.00) or more to become or be declared due prior to its stated maturity; or

(c)  Failure of Company to perform or comply with any term or condition applicable to it contained in Section 7.1 of this Agreement, or failure of any Company Subsidiary to perform or comply with any term or condition applicable to it contained in Section 7.2 of this Agreement; or

(d)  Any of Company's or Company Subsidiaries' representations or warranties made herein or in any statement or certificate at any time given by Company or any Company Subsidiary in writing pursuant hereto or in connection herewith shall be false in any material respect on the date as of which made; or

(e)  The Company or any Company Subsidiary shall default in the performance of or compliance with any term contained in this Agreement other than those referred to above in Sections 8.1 (a), (b), (c) or (d) and such default shall not have been remedied or waived within thirty (30) days after receipt of notice from Bank of such default, provided, however, that as to any default that cannot be cured by the payment of money only and that cannot reasonably be cured with such thirty (30) day period, in the event that Company or Company Subsidiary commences the cure of such non-monetary default within such thirty (30) day period, then, in such case, the thirty (30) day cure period shall be extended so long as Company or Company Subsidiary diligently pursues and prosecutes such cure to completion, provided further, however, that the aggregate cure period shall not exceed ninety (90) days; or

(f)  (i) A court having jurisdiction shall enter a decree or order for relief in respect of Company or any Company Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or (ii) any other similar relief shall be granted under any applicable federal or state law; or a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any Company Subsidiary, or over all or a substantial part of their respective properties, shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Company or any Company Subsidiary for all or a substantial part of its respective property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of Company or of any Company Subsidiary, and the continuance of any such events in this clause (ii) for sixty (60) days unless dismissed, bonded off or discharged; or

(g)  The Company or any Company Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion to an involuntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by Company or any Company Subsidiary of any assignment for the benefit of creditors; or the inability or failure of Company or any Company Subsidiary, or the admission by Company or any Company Subsidiary in writing of its inability, to pay its debts as such debts become due; or

(h)  Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of One Hundred Thousand Dollars ($100,000.00) shall be entered or filed against Company or any Company Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(i)  Any order, judgment or decree shall be entered against Company or any Company Subsidiary decreeing the dissolution, liquidation or split up of Company or any Company Subsidiary and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days, provided, however, such event shall not be an Event of Default if within such thirty (30) day period Company or such Company Subsidiary has filed an action to discharge or stay such action and is diligently pursuing such procedures by all appropriate measures and no acts have occurred pursuant to such order, judgment or decree to commence the actual liquidation, dissolution, or splitting up of Company or such Company Subsidiary; or

(j)  The Company or any Company Subsidiary shall purport to disavow its obligations hereunder or under any Note or shall commence a legal proceeding to contest the validity or enforceability hereof or thereof; or Bank's security interest in any portion of the Collateral shall become unenforceable or otherwise impaired as the result of the actions of Company or a Company Subsidiary; or

(k)  An event of default shall occur under the terms of the Warehouse Line of Credit Agreement, the Franklin Line of Credit or the Sky Bank Master Agreement; provided that Bank shall have given Company five (5) Business Days’ notice of its intention to declare an Event of Default hereunder as the result of such default.

Section 8.2.  Remedies Relating to Events of Default.

(a)  Upon the occurrence of any Event of Default described in Sections 8.1(f) or (g) the unpaid principal amount of and accrued interest on any obligation owed by Company hereunder to Bank, and the unpaid principal amount of and accrued interest on any and all outstanding Notes from each Company Subsidiary and any other sums otherwise due from Company Subsidiaries hereunder shall automatically become due and payable, without presentment, demand or other requirements of any kind, all of which are hereby expressly waived by Company and each Company Subsidiary, and the obligation of Bank to make Company Subsidiary Loans shall thereupon terminate.

(b)  Upon the occurrence of any Event of Default other than those described in Sections 8.1(f) or (g), Bank may, by written notice to Company, declare all or any portion of any obligation owed by Company to Bank, and all or any portion of the unpaid principal amount of and accrued interest on any one or more or all outstanding Notes from any one or more of Company Subsidiaries and any other sums otherwise due from Company Subsidiaries hereunder to be due and payable whereupon the same shall forthwith become due and payable, together with all accrued interest thereon, and the obligation of Bank to make Company Subsidiary Loans shall thereupon terminate.

(c)  Upon the occurrence of any Event of Default, Bank may also do any one or more or all of the following with respect to any Collateral:

(i)  Foreclose upon or otherwise enforce its security interest in and Lien on all of the Collateral or on any portion thereof.

(ii)  Notify all obligors of Collateral, or on any portion thereof, that the Collateral has been assigned to Bank and that all payments thereon are to be made directly to Bank, or to such other party as may be designated by Bank; settle, compromise, or release, in whole or in part, any amounts owing on the Collateral by any such obligor or Investor, or any portion of the Collateral, on terms acceptable to Bank; enforce payment and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce security interests in, such Collateral by any available judicial procedure or, if permitted by applicable law, without judicial process and sell property acquired as a result of any such foreclosure.

(iii)  Act, or contract with a qualified third party to act, as servicer of all or any item of Collateral requiring servicing and perform all obligations required in connection with Purchase Commitments, such reasonable third party's fees to be paid by Company.

(iv)  Exercise all rights and remedies of a secured creditor under the Uniform Commercial Code of the State of New York or the state in which the Collateral is located, including but not limited to selling the collateral at public or private sale. Bank shall give Company not less than sixty (60) days' notice of any such public sale or of the date after which private sale may be held. The Company agrees that sixty (60) days' notice shall be reasonable notice. At any such sale the Collateral may be sold as an entirety or in separate parts, as Bank may determine. Bank may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Bank until the selling price is paid by the purchaser thereof, but Bank shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Bank may, however, instead of exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to collect all amounts due upon all or any portion of the Collateral or to foreclose the pledge and sell all or any portion of the Collateral under a judgment or decree of a court or courts of competent jurisdiction, or both.

(v)  Proceed against Company on any obligation owed by Company to Bank or proceed against any one or more Company Subsidiaries under the Notes.

(vi)  Pursue any other rights and/or remedies available at law or in equity against Company and/or Company Subsidiaries.

(d)  Bank may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the Lien and priority of, or the security intended to be afforded by, any Pledged Mortgage Loan, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys' fees and disbursements, incurred or paid by Bank in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, shall be paid by Company or Company Subsidiary upon demand, shall be secured by the Collateral, and until paid, shall bear interest from the date of demand at the Post-Default Rate.

(e)  No failure on the part of Bank to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Bank of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

(f)  Notice to Company for purposes of this Section 8.2 shall be deemed to be notice to each and every Company Subsidiary.

Section 8.3.  Application of Proceeds. Unless otherwise required by applicable law, the proceeds of any sale or other enforcement of Bank's security interest in all or any part of the Collateral shall be applied by Bank in such order of priority as Bank may determine at its sole discretion, including, without limitation, the following:

(a)  To the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to Bank's agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of Bank in connection therewith;

(b)  To the payment of any other amounts due under any one or more of the Notes (whether for principal or interest or otherwise), in such order and manner as Bank elects;

(c)  To the payment of any other amounts due by Company or by any one or more of Company Subsidiaries under this Agreement, in such order and manner as Bank elects;

If the proceeds of any such sale are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of the Note(s), of all amounts due under this Agreement, and all other amounts due thereunder or hereunder, the Company Subsidiary(ies) and/or Company, as appropriate, shall remain liable for any deficiency.

Section 8.4.  Bank Appointed Attorney-in-Fact. Bank is hereby appointed the attorney-in-fact of Company, and of each Company Subsidiary, after the occurrence and during the continuance of an Event of Default hereunder, with full power of substitution, for the purpose of carrying out the provisions hereof, and of Company Subsidiary Loans and Notes of parties hereto, and taking any action and executing any instruments which Bank may deem necessary or advisable to accomplish the purposes hereof or thereof, after the occurrence and during the continuance of an Event of Default hereunder, which appointment as attorney-in-fact is irrevocable and coupled with an interest, unless the interest to which it is coupled has been extinguished. Without limiting the generality of the foregoing, Bank shall have the right and power to give notices of its security interest in the Collateral to any Person, either in the name of Company, in the name of Company Subsidiary, or in its own name, after the occurrence and during the continuance of an Event of Default hereunder to endorse all Pledged Mortgage Loans payable to the order of Company or Company Subsidiary, or, after the occurrence and during the continuance of an Event of Default hereunder, to receive, endorse and collect all checks made payable to the order of Company or Company Subsidiary, representing any payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Mortgage Loans and to give full discharge for the same and execute any and all instruments in writing whatever kind and nature, if they be necessary, and be necessary and deemed proper by Bank to effectively assure its appropriate lien position in the Collateral and in the Pledged Mortgage Loans.

Section 8.5.  Right of Set-off. If any Company Subsidiary or Company shall default in the payment of any Note or this Agreement, any interest accrued thereon, or any other sums which may become payable hereunder or thereunder when due, or in the performance of any of its or their other obligations or liabilities thereunder or hereunder, Bank shall have the right, at any time and from time to time, without prior notice, to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by Bank or a parent company, affiliate, or subsidiary to or for the credit of the account of Company or any Company Subsidiary against and on account of the obligations and liabilities of Company and Company Subsidiaries under this Agreement or any Note, irrespective of whether or not Bank shall have made any demand thereunder or hereunder and whether or not said obligations and liabilities shall have matured; provided, however, Bank shall promptly notify Company subsequent to Bank exercising any such set-off; and provided, further, that the aforesaid right of set-off shall not apply to (a) any payments and/or deposits delivered to Bank through a lock box or otherwise, on behalf of or for the account of Sky Bank in accordance with the Intercreditor Agreement, or on behalf of or for the account of any other third party, or (b) any Escrow Reserves held on behalf of the mortgagors or other third parties under Mortgage Loans whether or not pledged to Bank or other third parties, including Sky Bank.

Section 8.6.  Cost of Enforcement. The Company and each Company Subsidiary agree to pay all costs and expenses of Bank, including reasonable attorney's fees, arising in connection with the enforcement of, or collection of amounts payable under, this Agreement, any Note or other documents and instruments related hereto and thereto.

ARTICLE IX

REIMBURSEMENT OF EXPENSES; INDEMNITY

The Company or the Company Subsidiary, as appropriate, shall:

Section 9.1.  Payments of Taxes. Pay, and hold Bank and each holder of any Note harmless from and against, any, and all, present and future stamp, documentary and other similar taxes with respect to the Pledged Mortgage Loans and save Bank and the holder or holders of each Note harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes. The obligations of Company and Company Subsidiaries under this Section 9.1 shall survive the repayment of the Notes and Company Subsidiary Loans and the termination of this Agreement and the other Loan Documents.

Section 9.2.  Indemnification. Indemnify, pay and hold harmless Bank and any of its officers, directors, employees or agents and any subsequent holder of any Note from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (the "Indemnified Liabilities") (excluding any such Indemnified Liabilities resulting from failure by Bank to perform any of its obligations under this Agreement, or any Note, or any other document referred to herein or therein as established in a suit between Company and/or Company Subsidiary and Bank which may be the same suit in which indemnification is being sought hereunder by Bank and any liabilities arising from Bank's negligence, gross negligence or willful misconduct) which may be imposed upon, incurred by or asserted against Bank or such holder in any way relating to or arising out of this Agreement, any Note, or any other document referred to herein or therein or any of the transactions contemplated hereby or thereby to the extent that any such Indemnified Liabilities result (directly or indirectly) from (a) the material inaccuracy or incompleteness of any representation or warranty made by Company or by any Company Subsidiary in this Agreement, or in any schedule, statement, exhibit or certificate furnished by Company or any Company Subsidiary pursuant to this Agreement, or any Note, or (b) the failure by Company or by any Company Subsidiary to observe or perform any term or provision of this Agreement, or of any agreement executed in connection herewith, or any Note, or (c) any claims made, or any actions, suits or proceedings commenced or threatened, by or on behalf of any creditor, bank or security holder (excluding Bank and the holder or holders of any Note), shareholder, mortgagor, customer (including, without limitation, any person or entity having any dealings of any kind with Company or Company Subsidiary (excluding Bank and the holder or holders of any Note)), trustee, director, officer, employee and/or agent of Company or Company Subsidiary acting in such capacity, Company, Company Subsidiary, or any governmental regulatory body or authority. The obligations of Company and Company Subsidiaries under this Section 9.2 shall survive the repayment of the Notes and Company Subsidiary Loans and the termination of this Agreement and the other Loan Documents.

ARTICLE X

ADMINISTRATIVE SERVICES; PAYMENT PROCESSING; SERVICING

Section 10.1.  Administrative Services Agreement.

(a)  Within a reasonable period of time following the execution of the Agreement, Company and Company Subsidiary shall become a party to, and shall maintain in effect, an administrative services agreement with Franklin Credit (the "Administrative Services Agreement") reasonably acceptable to Bank, which covers the provision by Franklin Credit of any and all administrative services necessary or helpful for Company and each Company Subsidiary to operate their business and for the payment by Company and each such Company Subsidiary to Franklin Credit of reasonable compensation for those services with respect to the Pledged Mortgage Loans. Those services shall include, without limitation, the handling of such matters as: safe-keeping and administration of Mortgage Loan Documents (other than those which have been delivered to Bank or the Custodian); processing of and record-keeping for Mortgage Loan payments; insurance; government reporting; Mortgage Loan administration and collection; and compliance with this Agreement with respect to the Pledged Mortgage Loans.

(b)  In the event that the terms of the Administrative Services Agreement should conflict with the terms of this Agreement or with the Lockbox Agreement, the terms of this Agreement or of the Lockbox Agreement shall prevail.

(c)  Upon an Event of Default, (i) Bank, with the consent of Sky Bank, shall have the right to terminate the Administrative Services Agreement and transfer servicing to its designee, (ii) Company will cause Franklin Credit, to service the Pledged Mortgage Loans for the benefit of Bank as if Bank was the owner of the Pledged Mortgage Loans until such time as Bank and Sky Bank have mutually terminated the Administrative Services Agreement, and (iii) Company will cooperate with Bank and cause Franklin to cooperate with Bank to effect a transfer of the servicing of the Pledged Mortgage Loans in connection with any such termination of the Administrative Services Agreement.

(d)  The Company covenants to maintain or cause the servicing of the Pledged Mortgage Loans to be maintained in conformity with reasonable and customary servicing practices in the industry for the same type of mortgage loans as the Pledged Mortgage Loans and in a manner at least equal in quality to the servicing Company provides for mortgage loans which it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default or (ii) the date on which this Agreement terminates.

ARTICLE XI

MISCELLANEOUS

Section 11.1.  Relationships of Parties. The relationship between Bank and each Company Subsidiary is limited to that of creditor/secured party, on the one hand, and borrower, on the other hand. The relationship between Bank and Company is limited to that of creditor/secured party, on the one hand, and contract obligor and parent of Company Subsidiaries, on the other hand. The provisions herein for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of Bank to protect its interests as lender in assuring performance of the obligations hereunder and under the Notes, and nothing contained herein or therein shall be construed as permitting or obligating Bank to act as a financial or business advisor or consultant to Company or a Company Subsidiary, or as permitting or obligating Bank to control Company or a Company Subsidiary, or to conduct Company's or a Company Subsidiary's operations, or as creating any joint venture, agency, fiduciary, trustee, or other relationship among the parties other than as explicitly and specifically stated herein. The Company and each Company Subsidiary acknowledge that they have had the opportunity to obtain the advice of experienced counsel of their own choosing in connection with the negotiation and execution of this Agreement and the Notes and to obtain the advice of such counsel with respect to all matters contained herein and therein. The Company and Company Subsidiary further acknowledge that they are experienced with respect to financial and credit matters and have made their own independent decisions to execute and deliver this Agreement.

Section 11.2.  Recourse. The Company and each Company Subsidiary each acknowledge and agree that they are each fully liable for repayment of all Company Subsidiary Loans made to them, and/or all sums due by them hereunder, or under the applicable Note and for performance of all obligations contained in this Agreement and in such Note. Furthermore, Company and each Company Subsidiary acknowledge and agree (i) that Company Subsidiary Loans hereunder are made, were made and will be made by Bank, in addition to other requirements set forth herein, based upon the condition precedent, and in consideration of (in addition to any other consideration), the granting of the security interest in the Collateral by Company and each Company Subsidiary which jointly and severally secure and assure the repayment of all Company Subsidiary Loans, now existing or hereafter made by Bank and (ii) that without the granting of the security interest in the Collateral by Company and each Company Subsidiary as security for and to assure the repayment of all Company Subsidiary Loans made under this Agreement, such Company Subsidiary, nor any other Company Subsidiary, would be granted or have the benefit of its respective Company Subsidiary Loan under this Agreement. Each Company Subsidiary and Company agree as follows:

(i)  Without good cause, neither the Company or any Company Subsidiary shall assert, file or exercise any permissive defense, counterclaim, claim or right to bring any third party actions in any proceedings or action brought by Bank to enforce its rights under this Agreement or any Note against any one or more of Company or Company Subsidiary based on joinder of any other Company Subsidiary and/or Company, contribution, subrogation, reimbursement or any other legal or equitable claims involving the liability of any Company Subsidiary or Company to another;

(ii)  To unconditionally and absolutely waive any claim based on marshalling of assets; and

(iii)  To the extent, if any, not prohibited by law, until payment in full of all Company Subsidiary Loans and all other sums due hereunder or under the Note, to unconditionally waive and forbear from asserting any benefits or rights under Section 105 or any other provisions of the U.S. Bankruptcy Code to invoke the automatic stay resulting from the bankruptcy of any other Company Subsidiary or Company.

Section 11.3.  Notices. All notices, demands, consents, requests and other communications required or, permitted to be given or made hereunder (collectively, "Notices") shall, except as otherwise expressly provided hereunder, be in writing and shall be delivered in person or telegraphed or mailed, first class, return receipt requested, postage prepaid, or by overnight delivery service or by telecopy or other telecommunications device addressed to the respective parties hereto at their respective addresses hereinafter set forth or, as to any such party, at such other address as may be designated by it in a Notice to the other. All Notices shall be conclusively deemed to have been properly given or made when duly delivered, in person or by overnight delivery service or by telecopy or other telecommunications device, or if mailed on the third Business Day after being deposited in the mails or when delivered to the telegraph company, addressed as follows:

If to Company:	Tribeca Lending Corp. C/O Franklin Credit Management Corporation 101 Hudson Street, 25th Floor Jersey City, New Jersey 07302 Attention: Mr. Joseph Caiazzo President Facsimile No. 201-604-1818
With a copy to:	Tribeca Lending Corp. C/O Franklin Credit Management Corporation 101 Hudson Street, 25th Floor Jersey City, New Jersey 07302 Attention: General Counsel Facsimile No. 201-604-1818
If to Bank:	C/o Bank of Scotland 565 Fifth Avenue New York, New York 10017 Attn: Christine Renard Senior Vice President Facsimile No.: (212) 883-6610
With a Copy To:	Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 Attention: John G. Balboni, Esq. Facsimile Number: (617) 338-2880

Section 11.4.  Terms Binding Upon Successors; Survival. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. All representations, warranties, covenants and agreements herein contained on the part of Company or of any Company Subsidiary shall survive the making of the applicable Company Subsidiary Loan and the execution of the applicable Note, and shall be effective so long as there remains any obligation of Company hereunder, or any obligation of a Company Subsidiary under the applicable Note to be paid or under this Agreement to be performed. All representations, warranties, covenants, and agreements contained in any Note and in this Agreement on the part of any Company Subsidiary shall survive the making of the applicable Company Subsidiary Loan and the execution of such Note and this Agreement, and shall be effective so long as such Company Subsidiary Loan is outstanding or there remains any obligations of any Company Subsidiary under any Note to be paid or under this Agreement to be performed.

Section 11.5.  Assignment. This Agreement may not be assigned by Company or by any Company Subsidiary. This Agreement, each Note, along with, Bank's security interest in any or all of the Collateral, may be transferred or assigned, in whole or in part, by Bank in its sole discretion and any such transferee or assignee thereof may enforce this Agreement, such Note, and such security interest, provided, however, any transfer or assignment of Bank's rights and obligations under this Agreement shall only be made pursuant to (i) a successor by merger to Bank or (ii) a third party institutional lender with sufficient capital and experience in with commercial credits of a size and nature similar to the transactions evidenced hereby and being otherwise reasonably acceptable to Company.

Section 11.6.  Amendments. This Agreement may not be modified or amended or waived unless such modification, waiver or amendment is in writing signed by Bank and Company. All such written amendments, modifications and extensions to this Agreement and any other agreements related hereto executed by Company shall be binding upon each Company Subsidiary to the same extent as if such amendment, modification or extension had been executed by each such Company Subsidiary, and each such Company Subsidiary shall thereafter be bound by any such amendments, modifications and extensions.

Section 11.7.  No Waiver; Remedies Cumulative. No failure or delay on the part of Company, any Company Subsidiary, or Bank or any holder of any Note in exercising any right, power or privilege hereunder, or under any Note, and no course of dealing between or among Company, any Company Subsidiary, and Bank or the holder of any Note, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein and therein expressly provided are cumulative and not exclusive of any rights or remedies which Company, Company Subsidiary, or Bank or the holder of any Note would otherwise have. No notice to or demand on Company or any Company Subsidiary in any case shall entitle Company or such Company Subsidiary to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

Section 11.8.  Invalidity. In case any one or more of the provisions contained in this Agreement, any Note, or in any other agreement or instrument related hereto shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof or thereof, and this Agreement, such Note, or such other instruments or agreements shall be construed as if such invalid, illegal or unenforceable provision had not been included.

Section 11.9.  Participations. Bank may from time to time sell or otherwise grant participations in any Note, to third party participants which are institutional lenders with sufficient capital and experience in with commercial credits of a size and nature similar to the transactions evidenced hereby and being otherwise reasonably acceptable to Company, and pursuant to which Bank shall remain as the lead lender and servicer, and the holder of any such participation, if the participation agreement so provides, (a) shall, with respect to its participation, be entitled to all of the rights of Bank, and (b) may exercise any and all rights of setoff or banker's lien with respect thereto, in each case as fully as though Company or the applicable Company Subsidiary were directly indebted to the holder of such participation in the amount of such participation; provided, however, that Company or such Company Subsidiary shall not be required to send or deliver to any of the participants other than Bank any of the materials or notices required to be sent or delivered by it under the terms of this Agreement, nor shall it have to act except in compliance with the instructions of Bank.

Section 11.10.  Integration. This Agreement, together with each Note and other documents executed pursuant to the terms hereof and thereof, constitute the entire agreement between or among the parties hereto and thereto, with respect to the subject matter hereof and thereof.

Section 11.11.  Additional Instruments, etc. The Company and each Company Subsidiary shall execute and deliver such further instruments, and shall do and perform all matters and things necessary or expedient to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded by this Agreement.

Section 11.12.  Governing Law. This Agreement and the rights and obligations of the parties hereunder, under each Note and under other documents executed pursuant to the terms hereof and thereof shall be construed in accordance with and governed by the laws of the State of New York (excluding the laws applicable to conflicts or choice of law). For any dispute arising under this Agreement or in connection herewith, Company and each Company Subsidiary hereby irrevocably submit to, consent to, and waive any objection to, the jurisdiction of the courts of the State of New York and the United States Courts for the Southern District of New York and the courts of the State of Ohio and the United States Courts for the Northern District of Ohio. Trial by jury is waived by Company and each Company Subsidiary.

Section 11.13.  Company and Company Subsidiary Information. The Company and each Company Subsidiary hereby authorize Bank to provide any Affiliate of Bank with information regarding them, including copies of documents, financial statements, corporate records and reports, obtained by Bank from them or any other entity during the course of the negotiation or administration of this Agreement.

Section 11.14.  Counterparts. This Agreement may be executed in one or more counterparts by Bank, Company, and Company Subsidiaries on separate counterpart signature pages, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

Section 11.15.  Privacy and Security; Confidentiality.

(a)  Bank acknowledges that Company and each of the Company Subsidiaries are required to safeguard nonpublic personal information of their respective customers. This duty to safeguard personal information requires Company and the Company Subsidiaries to ensure that third parties who may observe or obtain nonpublic personal information also safeguard this information to the same extent. Accordingly, Bank agrees and represents and warrants that Bank shall, at all times, comply with the requirements of the Gramm-Leach-Bliley Act, Pub. L. 106-102, as amended, and its implementing regulations, with respect to maintaining the confidentiality and security of nonpublic personal information of Company’s customers in connection with Bank’s rights under this Agreement. Bank acknowledges that all documents and information furnished to or obtained by Bank, whether in written or verbal form, relating to the personal, non-public information of Company’s and the Company Subsidiary’s customers (collectively, the “Confidential Information”), constitute valuable assets of, and are proprietary to, Company, the Company Subsidiaries and its affiliates. Accordingly, Bank agrees not to disclose (whether directly or indirectly) or use any Confidential Information except as required to carry out its duties under the Agreement or as required by law. Third party disclosures made in the ordinary course of Bank’s business (including, without limitation, in connection with any proposed participation interest in, or assignment of Bank’s interest under, this Agreement or any Note) are permitted, provided they are solely in furtherance of Bank’s duties under this Agreement and are made to a party bound by privacy and security provisions consistent herewith. Bank agrees to establish and maintain procedures reasonably designed to assure the security of all Confidential Information. This Privacy and Security Section 11.15 shall survive termination of the Agreement.

(b)  Bank furthermore agrees (on behalf of itself and each of its respective affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to Bank by Franklin Credit, Company or any Company Subsidiary, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by applicable law, (ii) to counsel for the Bank, (iii) to bank examiners, and Bank's auditors or accountants, (iv) to the extent that such information is already publicly known not as result of any breach of this Section, (v) to any bona fide assignee or participant (or prospective bona fide assignee or participant) so long as such assignee or participant (or such prospective assignee or participant) agrees in writing to be bound by the provisions of this Section, or (vi) in connection with any litigation to which  Bank is a party; provided, that unless specifically prohibited by applicable law or court order, the Bank shall make reasonable efforts to notify Franklin Credit or Company of any request by any governmental agency or representative thereof for disclosure of any such non-public information prior to disclosure of such information, and provided further, that in no event shall Bank be obligated or required to return any materials furnished by Franklin Credit, Company or any Company Subsidiary.

[Signatures are located on the following page.]

In Witness Whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

Company:

TRIBECA LENDING CORP.

By:
JOSEPH CAIAZZO
PRESIDENT

Company Subsidiary:

TRIBECA LI 2005 CORP.

By:
JOSEPH CAIAZZO
PRESIDENT

Bank:

BOS (USA) INC.

By:
KAREN WEICH
ASSISTANT VICE PRESIDENT

EXHIBIT A

Company Subsidiary Loan Request Form
[Date]
BoS (USA) Inc.
565 Fifth Avenue
New York, New York 10017
Attn: ______________________

Ladies/Gentlemen:

This letter is a request for you to make a Company Subsidiary Loan to us to refinance the Sky Bank Subsidiary Loan in the outstanding principal amount of $_____________ which is secured by the Related Mortgage Pool consisting of the Mortgage Loans listed in Appendix I hereto, pursuant to the Master Credit and Security Agreement (the "Agreement") entered into as of March 24, 2006, between Tribeca Lending Corp. (the "Company"), BoS (USA) Inc. (the "Bank") and each Company Subsidiary that is a party thereto, as follows:

Company Subsidiary:
Requested Company Subsidiary Loan Amount:
Requested funding date:
Mortgage Loans requested to be funded in connection with such Related Mortgage Pool: See Appendix I hereto: [Appendix I to Transaction Request Letter will list Mortgage Loans]
Mortgage Pool Value:

All capitalized terms used herein shall have the meaning assigned thereto in the Agreement.

[COMPANY SUBSIDIARY]

By:
Name:
Title:

Appendix I to Company Subsidiary Loan Request
Proposed Mortgage Pool

Description of Mortgage Loans
[Attached]

A-2

EXHIBIT C

Collateral Documents

•	Approved Loan Proposal
•	Application
•	Loan Summary
•	Credit Report along with corresponding FICO scores
•	Verified collateral insurance
•	Appraisal made out to Tribeca Lending Corp. (where applicable)
•	Flood Determination
•	Flood insurance (if necessary)
•	VOE (where applicable)
•	VOM (where applicable)
•	VOD (where applicable)

(a)  the original Mortgage Note bearing a blank endorsement "Pay to the order of _________, without recourse" and signed by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by Company that state law so allows;

(b)  the original of any guarantee executed in connection with the Mortgage Note;

(c)  if available, the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Funding Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

(d)  the original assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The assignment of Mortgage shall be delivered in blank;

(e)  if available, the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a true and complete copy of the related policy binder or commitment for title; and

(f)  security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any.

From time to time, Company shall cause to be forwarded to Bank additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan. All such mortgage documents held by the Custodian as to each Mortgage Loan shall constitute the "Collateral Documents".

C-2

EXHIBIT D

List of Related Mortgage Pools for each Company Subsidiary Loan

EXHIBIT E

Form of Promissory Note

$________________ New York, New York

_________ ____, 2006

FOR VALUE RECEIVED, ____________________________ (the "Borrower"), hereby unconditionally promises to pay to the order of BOS (USA) INC. (the "Bank"), a Delaware corporation, at its office located at 565 Fifth Avenue, New York, New York 10017, or such other address as the holder of this Note may designate to Borrower in writing, the principal sum of ______________________________________ AND ____/100 DOLLARS ($_____________), together with interest on the unpaid principal amount hereof at an initial interest rate of __________% per annum. The interest rate will be adjusted monthly, on the first day of each month, in accordance with the terms and provisions of the Loan Agreement (as hereinafter defined) and upon the occurrence and during the continuance of an Event of Default this Note shall bear interest at the Post-Default Rate (as defined in the Loan Agreement).

This Note shall be for a term of Thirty Six (36) months. Beginning __________________, 2006, and on the first day of each month thereafter, there shall be due and payable equal monthly principal and interests payments of ___________________________________________________AND _____/100 DOLLARS ($________________), calculated based upon a fully amortizing level payment 240 month amortization schedule, provided, however, Bank reserves the right to adjust the monthly payment amount from time to time based upon changes in the interest rate hereon if, as the result of such interest rate change, "negative amortization" will occur (i.e. the amount of the scheduled principal and interest payment will not be sufficient to pay accrued and unpaid interest). The entire unpaid principal amount outstanding under this Note shall be payable on the three-year anniversary of the date hereof.

Amounts payable on this Note are payable in lawful money of the United States of America in good and immediately available funds at the offices of Bank, or at such other address as the holder of the Note may designate in writing.

If this Note or any installment hereof becomes due and payable on a Saturday, Sunday or public holiday under the laws of the State of New York, the due date thereof shall be extended to the next succeeding full Business Day.

This Note is a Note referred to in and is subject to the terms, conditions and covenants of, and is secured by certain collateral as more fully described and provided in, a certain Master Credit and Security Agreement, dated as of March 24, 2006, among Bank, Tribeca Lending Corp., and other subsidiaries of Tribeca Lending Corp., and to which Borrower has become a party to on or about even date herewith, (the "Loan Agreement"), and Borrower acknowledges receiving a copy of and becoming a party to said Loan Agreement), provided, however, reference to the Loan Agreement and to the collateral does not affect or impair the absolute and unconditional obligation of the Borrower to pay the principal of and interest on this Note when due.

This Note is subject to mandatory prepayment in whole or in part as provided in the Loan Agreement. Upon the occurrence of an Event of Default, the principal of, and accrued interest on, this Note may be declared to be due and payable in the manner and with the effect provided in the Loan Agreement. Prepayment of the loan evidenced by this Note is subject to the terms of the Loan Agreement.

This Note shall be construed in accordance with and governed by the laws of the State of New York without giving effect to the principles thereof relating to the conflict of laws. For any dispute arising under this Note or in connection herewith, the Borrower hereby irrevocably submits to, consents to, and waives any objection to, the jurisdiction of the courts of the State of New York and the United States Courts for the Southern District of New York. Trial by jury is waived by the Borrower for collection hereof.

In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then, and in any such event, such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

It is the intention of the parties hereto to comply strictly with the usury laws of the State of New York and applicable Federal law; therefore, it is agreed that notwithstanding any provision to the contrary in this Note, no such provision shall require the payment or permit the collection of interest in excess of the maximum amount permitted by law.

Except to the extent provided in the Loan Agreement, the Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notice in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party primarily or secondarily liable.

     _______________________________
By: _________________________
Its: _________________________

E-2

EXHIBIT F

Form of Security Agreement

THE LIEN AND SECURITY INTEREST GRANTED PURSUANT TO THIS SECURITY AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE SECURED PARTY HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THAT CERTAIN INTERCREDITOR AGREEMENT (THE "INTERCREDITOR AGREEMENT") DATED AS OF MARCH 24, 2006 AMONG BOS (USA) INC., SKY BANK, TRIBECA LENDING CORP. AND THE SUBSIDIARIES OF TRIBECA LENDING CORP. FROM TIME TO TIME PARTY THERETO. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS SECURITY AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

This Security Agreement is entered into as of this ___ day of March, 2006 by ___________________ and _____________________________, each subsidiaries of (the “Subsidiaries”; such Subsidiaries, together with the Company any other subsidiary of the Company which from time to time becomes a Grantor pursuant to Section 5 hereof, a "Grantor" and collectively, the "Grantors") Tribeca Lending Corp., a New York corporation (the "Company"), for the benefit of BOS (USA) Inc., a Delaware corporation ("BOS").

WHEREAS, the Company and certain subsidiaries of the Company have requested that BOS enter into that certain Master Credit and Security Agreement, dated as of March 24, 2006 (as the same may be amended, restated or otherwise modified from time to time, the "Master Agreement"), among the Company and the subsidiaries of the Company party thereto (collectively, with the Company, the "BOS Borrowers") and make loans (collectively, the "BOS Loans") to the BOS Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company and certain subsidiaries of the Company have requested that Sky Bank enter into that certain Master Credit and Security Agreement, dated as of February 28, 2006 (as the same may be amended, restated or otherwise modified from time to time, the "Sky Master Agreement"), among the Company and the subsidiaries of the Company which from time to time become a party thereto (collectively, with the Company, the "Sky Borrowers") and make loans (collectively, the "Sky Loans") from time to time upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company and the Subsidiaries have requested that Sky Bank make a Sky Loan to the Subsidiaries;

WHEREAS, it is a condition precedent to Sky Bank making such Sky Loans that, as additional security for all BOS Loans, BOS be granted a lien and security interest (junior to the security interest of Sky Bank in accordance with the terms and provisions of that certain Intercreditor Agreement) in all collateral pledged or pledgable by Grantors as security for the Sky Loans in order that, as additional security for the Sky Loans, Sky Bank shall be granted, and BOS shall consent to, a lien and security interest (junior to the security interest of BOS in accordance with the terms and provisions of the Intercreditor Agreement) in favor of Sky Bank in all collateral pledged or pledgable to BOS as security for the BOS Loans;

WHEREAS, neither BOS nor Sky Bank would enter into the Master Agreement nor the Sky Master Agreement, respectively, but for the reciprocal cross collateralization contemplated therein and effectuated herein; and

WHEREAS, the Grantors are each Subsidiaries of the Company and are significantly dependent upon the Company and the other Subsidiaries of the Company for financial and other support and will benefit directly and indirectly from the Master Agreement and the Sky Master Agreement and from the BOS Loans and the Sky Loans made pursuant thereto.

NOW THEREFORE, in order to induce BOS to make the BOS Loans and Sky Bank to make Sky Loans and for other good and valuable consideration given, the receipt and sufficiency of which is hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Security Interest. As security for the payment in full of all BOS Loans and all other existing and hereafter arising indebtedness of the BOS Borrowers under the Master Agreement, each Grantor does hereby convey to BOS a security interest (subject to the first priority security interest in favor of Sky Bank) in all rights, titles and interests of such Grantor in and to all Collateral (as defined in the Sky Master Agreement) in which Sky Bank has been granted a security interest pursuant to Section 3.1 of the Sky Master Agreement (other than the Sky Account).

The foregoing security interest and lien shall remain in effect until all indebtedness secured hereby has been paid in full and the commitment of BOS to make BOS Loans shall have expired, provided, however, if Sky Bank shall release its security interest in any portion of the Collateral pursuant to Section 3.4 of the Sky Master Agreement, then BOS shall be deemed to have automatically released its security interest in the same contemporaneously with the release by Sky Bank. By accepting the benefits of this Agreement, BOS agrees that in the event all indebtedness secured hereby shall be paid in full and the commitment of BOS to make BOS Loans shall have expired, BOS shall promptly deliver or release all Collateral in its possession to the applicable Grantor or as otherwise provided in the Intercreditor Agreement, and shall execute and deliver such assignments and other instruments and documents reasonably requested by the applicable Grantors to vest title in the Collateral to such Grantor.

Upon the request of BOS, each Grantor shall execute any further document or instrument reasonably requested by BOS to further evidence, perfect or effectuate the security interests and liens granted herein. Furthermore, each Grantor (a) hereby authorizes BOS to sign (if required) and file financing statements at any time with respect to any of the Collateral, without such financing statements being executed by, or on behalf of, Grantor, (b) shall, at any time on request of BOS, execute or cause to be executed financing statements in respect of any Collateral, and (c) shall reasonably cooperate to provide any information reasonably required by BOS in connection with the filing of financing statements with respect to the Collateral.

SECTION 2. Warranties. Each Grantor represents and warrants to BOS that, as of the date of this Agreement:

(i)  each representation and warranty of such Grantor set forth in Section 5.3 of the Sky Master Agreement, which representations and warranties are hereby incorporated herein by reference with the same force and effect as though expressly set forth herein with respect to BOS, is true and correct (except that the security interest in the Collateral granted to BOS herein is junior to the security interest of Sky Bank in such Collateral); and

(ii)  such Grantor has the power and authority to execute, deliver and perform this Agreement, and all other documents contemplated hereby and thereby and the execution, delivery and performance of this Agreement by such Grantor has been duly and validly authorized by all necessary corporate action on the part of such Grantor (none of which actions have been modified or rescinded, and all of which actions are in full force and effect) and does not conflict with or violate any provision of law or of the articles of organization, bylaws or operating agreement of such Grantor.

SECTION 3. Inspection. BOS is hereby granted all rights (other than rights of access to data system(s)) relating to the Collateral which are granted to Sky Bank pursuant to Section 6.2(e) of the Sky Master Agreement which rights are hereby incorporated herein by reference with the same force and effect as though expressly set forth herein with respect to BOS.

SECTION 4. Default. Upon the occurrence and during the continuance of any Event of Default under and as defined in the Master Agreement:

(i)  BOS, subject to the terms and conditions of the Intercreditor Agreement, shall have all of the rights and remedies granted to Sky Bank pursuant to Sections 8.2 and 8.3 of the Sky Master Agreement, which rights and remedies are hereby incorporated herein by reference with the same force and effect as though expressly set forth herein with respect to BOS; and

(ii)  as and to the extent provided in the Sky Master Agreement, BOS is hereby appointed the attorney-in-fact of each Grantor, with full power of substitution, for the purpose of carrying out the provisions hereof and taking any action and executing any instruments which BOS may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as an Event of Default has occurred and is continuing under the Master Agreement, BOS shall have the right and power to (a) give notices of its security interest in the Collateral to any person, either in the name of such Grantor or in its own name, (b) endorse all Pledged Mortgage Loans payable to the order of such Grantor, or (c) receive, endorse and collect all checks made payable to the order of such Grantor representing any payment on account of the principal of or interest on, or the proceeds of sale of, any of the Pledged Mortgage Loans and to give full discharge for the same and execute any and all instruments in writing whatever kind and nature, if they be necessary, and be necessary and deemed proper by BOS to effectively assure its appropriate lien position in the Collateral, provided, however the exercise of such power of attorney in any and all events being subject to the terms and conditions of the Intercreditor Agreement and the rights of Sky Bank as the first priority lien holder in the Collateral.

SECTION 5. Additional Grantors. Each subsidiary of the Company which after the date hereof becomes a party to the Sky Master Agreement or grants collateral to secure obligations under the Sky Master Agreement shall, as contemplated in Section 3.7 of the Master Agreement, be made a party hereto as an additional Grantor by executing a joinder hereto in the form attached as Exhibit A hereto. No consent or other action by any other Grantor shall be required in order for any such subsidiary to become an additional Grantor hereunder.

SECTION 6. Waivers. Each Grantor waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notice of any loans made, credit or other extensions granted, collateral received or delivered and any other action taken in reliance hereon and all other demands and notices of any description, except for such demands and notices as are expressly required to be provided to such Grantor under this Agreement. Each Grantor waives, to the full extent permitted by law, the benefit of all appraisement, valuation, stay, extension and redemption laws now or hereafter in force and all rights of marshaling in the event of any sale or disposition of any of the Collateral. Each Grantor assents to any extension or postponement of the time of payment or any other forgiveness or indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromise or adjustment of any thereof, all in such manner and at such time or times as BOS may deem advisable. Subject to the terms and provisions of the Intercreditor Agreement, BOS may exercise its rights with respect to the Collateral without resorting, or regard, to other collateral or sources of reimbursement for the BOS Loans. BOS shall not be deemed to have waived any of its rights with respect to the Collateral unless such waiver is in writing and signed by BOS. No delay or omission on the part of BOS in exercising any right and no course of dealing shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not bar or waive the exercise of any right on any future occasion. All rights and remedies of BOS in the Collateral, whether evidenced hereby or by any other instrument or papers, are cumulative and not exclusive of any remedies provided by law or any other agreement, and may be exercised separately or concurrently.

SECTION 7. General Provisions.

(a) Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Sky Master Agreement.

(b) This Agreement is binding upon each Grantor and BOS and their respective successors and assigns and shall inure to the benefit of BOS and its successors and assigns as and to the extent provided in the BOS Master Agreement. No Grantor may assign its rights or obligations hereunder without the prior written consent of BOS, and any such purported assignment shall be void.

(c) No waiver of any part of this Agreement or of any breach hereof, shall constitute a waiver of any subsequent breach or justify or authorize the non-observance of any other part of this Agreement.

(d) All rights, interests and remedies herein granted to BOS shall be cumulative of all other rights, interests and remedies now or hereafter granted to or acquired by BOS.

(e) Any notice, request, demand, or other communication shall be given via overnight courier or United States first class certified or registered mail, addressed to such party receiving notice at the respective address appearing on the signature page to this Agreement, or to such other address as may be furnished in writing to the other party and shall be deemed received on the next business day if sent via overnight courier and on the third business day after mailing if sent via certified or registered mail.

(f) This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

(g) For any dispute arising under this Agreement or in connection herewith, each Grantor hereby irrevocably submits to, consents to, and waives any objection to, the jurisdiction of the courts of the State of New York, County of New York and the United States Courts for the Southern District of New York and the courts of the State of Ohio and the United States Courts for the Northern District of Ohio. Trial by jury is waived by each Grantor.

(h) The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction of any of the provisions of this Agreement.

(i) This Agreement may be executed in any number of counterparts, and by each of the parties hereto on the same or separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Telecopied signatures hereto shall be of the same force and effect as an original of a manually signed copy.

(j) No provisions of this Agreement shall be waived, amended or supplemented except by a written instrument executed by BOS.

(k) Each Grantor acknowledges, agrees and recognizes that the Sky Loans made to Subsidiaries pursuant to the Sky Master Agreement would not be made to Subsidiaries unless, and it is an express condition to the making of such Sky Loans to Subsidiaries that, all collateral securing the Sky Loans also secure the BOS Loans so as to enable Sky Bank to obtain a corresponding second priority security interest in all now existing and hereafter arising collateral securing the BOS Loans as additional security for the Sky Loans, and each Grantor is entering into this Agreement in order to satisfy such condition precedent to such Sky Loan. Each Grantor acknowledges that BOS and Sky Bank have been induced to enter into the Master Agreement and Sky Master Agreement, respectively, because of, among other things, the security interest and lien granted herein.

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed this _____ day of _______________, 20______.

_______________________________

By: ___________________________

Its: ____________________________

JOINDER TO SECURITY AGREEMENT

JOINDER TO SECURITY AGREEMENT, dated as of _________ ___, 20___ (the "Joinder Agreement"), by __________ a _____________ ("Additional Grantor"), in favor of BOS (USA) INC. a Delaware corporation ("BOS").

WITNESSETH:

WHEREAS, Tribeca Lending Corp. (the "Company") and certain Subsidiaries of the Company have requested that BOS enter into that certain Master Credit and Security Agreement, dated as of March 24, 2006 (as the same may be amended, restated or otherwise modified from time to time, the "Master Agreement"), among the Company and the subsidiaries of the Company from time to time party thereto (collectively, with the Company, the "BoS Borrowers") and to make loans (collectively, the "Company Subsidiary Loans") from time to time to the BoS Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Company and certain Subsidiaries of the Company have requested that Sky Bank enter into that certain Master Credit and Security Agreement, dated as of February 28, 2006 (as the same may be amended, restated or otherwise modified from time to time, the "Sky Bank Master Agreement"), among the Company and the subsidiaries of the Company from time to time party thereto (collectively, the "Sky Bank Borrowers") and to make loans (collectively, the "Sky Bank Loans") from time to time to the Sky Bank Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, Additional Grantor has requested that Sky Bank make a Sky Bank Loan to Additional Grantor;

WHEREAS, it is a condition precedent to Sky Bank making such Sky Bank Loan that, as additional security for all Company Subsidiary Loans, BOS be granted a lien and security interest in all collateral pledged or pledgable by Additional Grantor as security for the Sky Bank Loans in order that, as additional security for the Sky Bank Loans, Sky Bank shall be granted, and BOS consent to, a lien and security interest in favor of Sky Bank in all collateral pledged or pledgable to BOS to secure the Company Subsidiary Loans;

WHEREAS, Additional Grantor is a subsidiary of the Company and is significantly dependent upon the Company and other subsidiaries of the Company for financial and other support and will benefit directly and indirectly from the Master Agreement and the Sky Bank Master Agreement and the Sky Bank Loans and the Company Subsidiary Loans made thereunder;

NOW, THEREFORE, in order to induce Sky Bank to make the Sky Bank Loan and BOS to make Company Subsidiary Loans and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Additional Grantor and BOS hereby agree as follows:

SECTION 1.  Joinder. Pursuant to Section 5 of that certain Security Agreement, dated as of March 24, 2006, by the Sky Bank Borrowers party thereto in favor of BOS (as the same may be amended, restated or otherwise modified from time to time, the "Security Agreement"), effective as of the date hereof Additional Grantor hereby joins in and is made a Grantor party to the Security Agreement for all purposes thereof, and grants to BOS a continuing lien upon and security interest in the Collateral thereof to secure the payment in full of all Subsidiary Company Loans and all other existing and hereafter arising indebtedness of the BoS Borrowers under the Master Agreement, and shall have all of the rights and obligations of a Grantor thereunder, as fully as if listed as a Grantor directly therein and a direct signatory thereto.

SECTION 2. Counterparts. This Joinder Agreement may be executed in any number of counterparts, and by each of the parties hereto on the same or separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Telecopied signatures hereto shall be of the same force and effect as an original of a manually signed copy.

SECTION 3. Assignment. This Joinder Agreement is binding upon Additional Grantor and BOS and their respective successors and assigns and shall inure to the benefit of BOS and its successors and assigns. Additional Grantor may not assign its rights or obligations hereunder without the prior written consent of BOS, and any such purported assignment shall be void.

SECTION 4. Amendment. No provisions of this Joinder Agreement shall be waived, amended or supplemented except by a written instrument executed by BOS and Additional Grantor.

SECTION 5. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 6. Jurisdiction. For any dispute arising under this Joinder Agreement or in connection herewith, Additional Grantor hereby irrevocably submits to, consents to, and waives any objection to, the jurisdiction of the courts of the State of New York and the United States Courts for the Southern District of New York. Trial by jury is waived by Additional Grantor. Nothing herein shall affect the right of BOS to bring actions and proceedings against Additional Grantor in the courts of any other jurisdiction.

SECTION 7. Headings. The descriptive headings of the various provisions of this Joinder Agreement are inserted for convenience of reference only and shall not affect the meaning or construction of any of the provisions of this Joinder Agreement.

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IN WITNESS WHEREOF, Additional Grantor has duly executed and delivered this Joinder Agreement as of the date first above written.

Address:
[ADDITIONAL GRANTOR]

By:
Name:
Title:

Schedule I

Sky Bank Subsidiary Loans

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